Exhibit 10.20

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

by and among

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Agent, Lead Arranger and Sole Book Runner,

REGIONS BANK,

as Syndication Agent,

THE REVOLVING LENDERS THAT ARE PARTIES HERETO

as the Revolving Lenders,

NEW MOUNTAIN LAKE HOLDINGS, LLC,

as Parent, and

THE BORROWERS NAMED HEREIN,

as Borrowers

Dated as of May 30, 2014

i

(continued)

ii

(continued)

iii

(continued)

iv

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Existing Letters of Credit
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral (provided that Borrowers shall not be required to provide Schedule R-1 until Real Property is included in the calculation of Borrowing Base)
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.6	Conditions Subsequent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.1(d)	Subscriptions, Options, Warrants, Calls
Schedule 4.6(b)	Litigation
Schedule 4.10	Benefit Plans
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.23	Rolling Stock Locations (provided that Borrowers shall not be required to provide Schedule 4.23 until Rolling Stock is included in the calculation of Borrowing Base).
Schedule 4.25	Material Contracts
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.5	Nature of Business

v

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of May 30, 2014 by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Revolving Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”), as lead arranger (in such capacity, together with their successors and assigns in such capacity, the “Lead Arranger”), sole book runner (in such capacity, together with their successors and assigns in such capacity, the “Sole Book Runner”), REGIONS BANK, as syndication agent (in such capacity, “Syndication Agent”), NEW MOUNTAIN LAKE HOLDINGS, LLC, a Nevada limited liability corporation (“Parent”), U.S. XPRESS ENTERPRISES, INC., a Nevada Corporation (“USX”), and the Subsidiaries of USX identified on the signature pages hereof (such Subsidiaries, together with USX, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

PRELIMINARY STATEMENTS

WHEREAS, the Borrowers, Parent, Agent and the Lenders (as defined in the Existing Credit Agreement (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Schedule 1.1) are party to the Existing Credit Agreement;

WHEREAS, the Borrowers have requested that Agent and the Revolving Lenders amend and restate the Existing Credit Agreement to, among other things, provide for (a) $135,000,000 senior secured asset-based revolving credit facility, (b) permit the repayment of the Term Loans under the Existing Credit Agreement, and (c) as well as for working capital and general corporate purposes;

WHEREAS, the Borrowers, Parent and the other Guarantors have agreed to secure all of their Obligations under the Loan Documents by granting to Agent, for the benefit of Agent, the Revolving Lenders and the other members of the Lender Group, a first priority security interest in the Collateral;

WHEREAS, in connection with the foregoing, Holdings and the Borrowers shall also enter into the Term Loan Credit Agreement on the Closing Date, the proceeds of which shall be used to repay in full the SunTrust Credit Facility and the Term Loans under the Existing Credit Agreement;

WHEREAS, the Revolving Lenders are willing to make certain loans and other extensions of credit to the Borrower of up to such amounts upon the terms and conditions set forth herein; and

WHEREAS, all Schedules, Exhibits and other attachments hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained the parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2                               Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided that if Borrowers notify Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Revolving Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.  Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and the financial covenant contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3                               Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4                               Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole (including the schedules to this Agreement or such Loan Document) and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of

Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Revolving Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Revolving Lenders.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5                               Time References.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Revolving Lender, such period shall in any event consist of at least one full day.

1.6                               Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.  To the extent that any schedule hereto may be updated from time to time to reflect changes resulting from transactions permitted hereunder, such schedule shall be deemed to have been updated for purposes of Section 4 on the date that Agent shall have received from Administrative Borrower written notice of such change together with such updated schedule.

2.                                      LOANS AND TERMS OF PAYMENT.

2.1                               Revolving Loans.

(a)                                 Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars (“Revolving Loans”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i)                                     such Revolving Lender’s Commitment, and

(ii)                                  such Revolving Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)                               the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (y) the Letter of Credit Usage at such time, plus (z) the principal amount of Swing Loans outstanding at such time, and

(B)                               the amount equal to the Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.

(b)                                 Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)                                  Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Rolling Stock Reserves, Landlord Reserves, Bank Product Reserves, Mexico Rolling Stock Reserve and other Reserves against the Borrowing Base or the Maximum Revolver Amount; provided that Agent shall not establish any Reserves in respect of Rolling Stock until such time as the Borrowing Base includes the asset class described in clause (b) under the definition thereof.  The amount of any Receivable Reserves, Rolling Stock Reserves, Landlord Reserves, Bank Product Reserves, Mexico Rolling Stock Reserve or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.  Upon establishment or increase in reserves, Agent agrees to make itself available to discuss the reserve or increase, and Borrowers may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to Agent in the exercise of its Permitted Discretion.  In no event shall such opportunity limit the right of Agent to establish or change such Receivable Reserves, Rolling Stock Reserves, Landlord Reserves, Bank Product Reserves, Mexico Rolling Stock Reserve or other Reserves, unless Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Receivable Reserves, Rolling Stock Reserves, Landlord Reserves, Bank Product Reserves, Mexico Rolling Stock Reserve or other Reserves or such change no longer exists or has otherwise been adequately addressed by Borrowers.

2.2                               RESERVED.

2.3                               Borrowing Procedures and Settlements.

(a)                                 Procedure for Borrowing Revolving Loans.  Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 1:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 1:00 p.m. on the applicable Business Day.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)                                 Making of Swing Loans.  In the case of a request for a Revolving Loan and so long as the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested

Swing Loan does not exceed $13,500,000, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan.  The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.  Upon notice from the Swing Lender, the Revolving Lenders shall be irrevocably and unconditionally obligated to purchase participations in any Swing Loan Pro Rata based upon their Commitments.

(c)                                  Making of Revolving Loans.

(i)                                     In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Revolving Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is 1 Business Day prior to the requested Funding Date.  If Agent has notified the Revolving Lenders of a requested Borrowing on the Business Day that is 1 Business Day prior to the Funding Date, then each Revolving Lender shall make the amount of such Revolving Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. on the Business Day that is the requested Funding Date.  After Agent’s receipt of the proceeds of such Revolving Loans from the Revolving Lenders, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided that, subject to the provisions of Section 2.3(d)(ii), no Revolving Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)                                  Unless Agent receives notice from a Revolving Lender prior to 12:30 p.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Revolving Lenders of a requested Borrowing that such Revolving Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Revolving Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Revolving Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers a corresponding amount.  If, on the requested Funding Date, any Revolving Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrowers such amount on the requested Funding Date, then such Revolving Lender shall make the amount of such Revolving Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 1:00 p.m. on the Business Day that is the first Business Day after the requested Funding

Date (in which case, the interest accrued on such Revolving Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account).  If any Revolving Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrowers such amount, then that Revolving Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted.  A notice submitted by Agent to any Revolving Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If the amount that a Revolving Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Revolving Lender’s Revolving Loan for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)                                 Protective Advances and Optional Overadvances.

(i)                                     Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Revolving Lenders, from time to time, in Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrowers, on behalf of the Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).  Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 5.00% of the Maximum Revolver Amount.

(ii)                                  Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), the Revolving Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount and the aggregate amount of all Overadvances (including all Protective Advances) outstanding at any one time shall not exceed 5.00% of the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Revolving Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Revolving Lenders with Commitments thereupon shall, together with the Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Revolving Lender with a Commitment object to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the

Revolving Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.4(e)(i).  Each Revolving Lender with a Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Revolving Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Revolving Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.  No Overadvance may remain outstanding hereunder for more than forty-five (45) days without the consent of the Required Lenders.

(iii)                               Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account.  The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Revolving Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(iv)                              Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: no Extraordinary Advance may be made by Agent (A) if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 5.00% of the Maximum Revolver Amount; or (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount.

(e)                                  Settlement.  It is agreed that each Revolving Lender’s funded portion of the Revolving Loans is intended by the Revolving Lenders to equal, at all times, such Revolving Lender’s Pro Rata Share of the outstanding Revolving Loans.  Such agreement notwithstanding, Agent, Swing Lender, and the other Revolving Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Revolving Lenders as to the Revolving Loans, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                                     Agent shall request settlement (“Settlement”) with the Revolving Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of Swing Revolving Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Borrowers’ or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Revolving Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 3:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing Loans, and Extraordinary Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Revolving Lender that is not a Defaulting Lender exceeds such Revolving Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Revolving Lender (as such Revolving Lender may designate), an amount such that each such Revolving Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing

Loans, and Extraordinary Advances) made by a Revolving Lender is less than such Revolving Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Revolving Lender shall no later than 3:00 p.m. on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Revolving Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Revolving Lenders.  If any such amount is not made available to Agent by any Revolving Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate.

(ii)                                  In determining whether a Revolving Lender’s balance of the Revolving Loans, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Revolving Lender’s Pro Rata Share of the Revolving Loans, Swing Loans, and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Revolving Lenders hereunder, and proceeds of Collateral.

(iii)                               Between Settlement Dates, Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any payments or other amounts received by Agent that, in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans.  Between Settlement Dates, Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans.  If, as of any Settlement Date, payments or other amounts of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Revolving Lenders, and Agent shall pay to the Revolving Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Revolving Loans of such Revolving Lenders, an amount such that each such Revolving Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans.  During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Extraordinary Advances, and each Revolving Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Revolving Lenders, as applicable.

(iv)                              Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Revolving Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)                                   Notation.  Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Revolving Loans owing to each Revolving Lender (including the Swing Loans owing to Swing Lender), Extraordinary Advances owing to Agent and the interests therein of each Revolving Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)                                  Defaulting Lenders.

(i)                                     Notwithstanding the provisions of Section 2.4(b)(ii), if for any reason any Revolving Lender shall become a Defaulting Lender, Agent shall not be obligated to transfer to such Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Revolving Lender that is a Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii).  Subject to the foregoing, Agent may hold and, in its discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Revolving Lender” and such Revolving Lender’s Commitment shall be deemed to be zero; provided that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Revolving Lenders that are Non-Defaulting Lenders, Agent, Issuing Bank, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Borrowers).  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Revolving Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Agent, Issuing Bank, or to the Revolving Lenders other than such Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of

Credit); provided that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)                                  If any Swing Loan or Letter of Credit is outstanding at the time that a Revolving Lender becomes a Defaulting Lender then:

(A)                               such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)                               if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided that Borrowers shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;

(C)                               if Borrowers cash collateralize any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)                               to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)                                to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Revolving Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)                                 so long as any Revolving Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrowers to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

(G)                               Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrowers pursuant to Section 2.11(d).

(h)                                 Independent Obligations.  All Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Revolving Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Revolving Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Revolving Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4                               Payments; Reductions of Commitments; Prepayments.

(a)                                 Payments by Borrowers.

(i)                                     Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein.  Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)                                  Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Revolving Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Revolving Lender on such due date an amount equal to the amount then due such Revolving Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Revolving Lender severally shall repay to Agent on demand such amount distributed to such Revolving Lender, together with interest thereon at the Federal Funds Rate for the first two Business Days from the date such amount is distributed to such Revolving Lender and thereafter at the Defaulting Lender Rate for each day thereafter until the date repaid.

(b)                                 Apportionment and Application.

(i)                                     So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Revolving Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Revolving Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Revolving Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  Subject to Section 2.4(b)(iv), Section 2.4(c), Section 2.4(d) and Section 2.4(e), all payments to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)                                  At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)                               first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)                               second, to pay any fees or premiums (if any) then due to Agent under the Loan Documents until paid in full,

(C)                               third, to pay interest due in respect of all Extraordinary Advances until paid in full,

(D)                               fourth, to pay the principal of all Extraordinary Advances until paid in full,

(E)                                fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Revolving Lenders under the Loan Documents, until paid in full,

(F)                                 sixth, ratably, to pay any fees or premiums then due to any of the Revolving Lenders under the Loan Documents until paid in full,

(G)                               seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H)                              eighth, to pay the principal of all Swing Loans until paid in full,

(I)                                   ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Extraordinary Advances and Swing Loans) until paid in full,

(J)                                   tenth,

i.                                ratably, to pay the principal of all Revolving Loans until paid in full,

ii.                             to Agent, to be held by Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Revolving Lenders that have an obligation to pay to Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

iii.                          ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve, which amount was established prior to the occurrence of, and not in contemplation of, the subject Application Event, to (y) the Bank

Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof,

(K)                               eleventh, ratably, to pay any other Obligations (other than Bank Product Obligations for which no Bank Product Reserve has been established prior to the occurrence of, and not in contemplation of, the subject Application Event) owed to Revolving Lenders other than Obligations owed to Revolving Lenders that are Defaulting Lenders,

(L)                                twelfth, ratably, to pay any Obligations (other than Bank Product Obligations for which no Bank Product Reserve has been established prior to the occurrence of, and not in contemplation of, the subject Application Event) owed to Revolving Lenders that are Defaulting Lenders,

(M)                            thirteenth, ratably, to pay any other Obligations owed to Revolving Lenders, and

(N)                               fourteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)                               Agent promptly shall distribute to each Revolving Lender, pursuant to the applicable wire instructions received from each Revolving Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)                              In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)                                 For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)                              In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c)                                  Reduction of Commitments.  The Commitments shall terminate on the Maturity Date.  Borrowers may reduce the Commitments, without premium or penalty, to an amount not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been made by Borrowers pursuant to Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been made by Borrowers pursuant to Section 2.11(a); provided that the Maximum Revolver Amount shall not be voluntarily reduced to an amount that is less than $100,000,000.  Each such reduction shall be in an amount which is not less than $10,000,000 and in integral multiples of $5,000,000 (unless the Commitments are being reduced to zero and the amount of the Commitments in effect immediately prior to such reduction are less than $10,000,000), shall be made by providing not less than 10 Business Days prior written notice to Agent, and shall be irrevocable.  Once reduced, the Commitments may not be increased.  Each such reduction of the Commitments shall reduce the Commitments of each Revolving Lender proportionately in accordance with its ratable share thereof.

(d)                                 Optional Prepayments.  Revolving Loans.  Borrowers may prepay the principal of any Revolving Loan at any time in whole or in part, without premium or penalty.

(e)                                  Mandatory Prepayments.

(i)                                     Borrowing Base.  If, at any time, the Revolver Usage on such date exceeds the Borrowing Base (as calculated in accordance with Section 2.1) reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

(ii)                                  Dispositions.  Within 2 Business Days of the date of receipt by Parent, any Borrower or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent, such Borrower or any of its Subsidiaries of Shared ABL Priority Collateral, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions.  Except as set forth in the proviso below, in the event a sale or disposition includes Equity Interest of any Person (including in connection with any Permitted Xpress Global Sale) and assets of such Person include Shared ABL Priority Collateral, an amount not less than the face value of all Shared ABL Priority Collateral of such Person that is subject to such sale or disposition are paid to Agent and applied to prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f); provided that until the Term Loan Credit Agreement is terminated, only an amount that is permitted under Sections 4.1 and 4.2 of the Intercreditor Agreement shall be paid.

(f)                                   Application of Payments.  Each prepayment pursuant to Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied (x) first, to the outstanding principal amount of the Revolving Loans until paid in full (without a corresponding permanent reduction in the Maximum Revolver Amount, except to the extent such reduction is required under the terms of the Intercreditor Agreement) and (y) second, if an Event of Default or a Cash Dominion Period shall exist, cash collateralize (until such Event of Default or Cash Dominion Period no longer exists) the Letter of Credit Exposure.

2.5                               Promise to Pay; Promissory Notes.

(a)                                 Borrowers agree to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)).  Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.  Borrowers agree that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)                                 Any Revolving Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes.  In such event, Borrowers shall execute and deliver to such Revolving Lender the requested promissory notes payable to the order of such Revolving Lender in a form furnished by Agent and reasonably satisfactory to Borrowers.  Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6                               Interest Rates and Letter of Credit Fee:  Rates, Payments, and Calculations.

(a)                                 Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)                                     each Revolving Loan which is a (x) LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBOR Rate plus the LIBOR Rate Margin; (y) Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Base Rate Margin; and

(ii)                                  each Swing Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Base Rate Margin.

(b)                                 Letter of Credit Fee.  Borrowers shall pay Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.

(c)                                  Default Rate.  Upon the occurrence and during the continuation of an Event of Default (subject to applicable cure periods) and at the election of Agent or the Required Lenders (or automatically while any Event of Default under Sections 8.1, 8.4 or 8.5 exists),

(i)                                     all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder (the “Default Rate”), and

(ii)                                  the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)                                 Payment.  Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month, and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)).  Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge to the Loan Account (A) on the first day of each month), all interest accrued during the prior month on the Revolving Loans hereunder, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 2.10 (a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 2.10(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k), (G) as and when incurred or accrued, all other Lender Group Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products).  All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)                                  Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)                                   Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7                               Crediting Payments.  The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m.  If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8                               Designated Account.  Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrowers and made by Agent or the Revolving Lenders hereunder.  Unless otherwise agreed by Agent and Borrowers, any Revolving Loan or Swing Loan requested by Borrowers and made by Agent or the Revolving Lenders hereunder shall be made to the Designated Account.

2.9                               Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Agent, Swing Lender, or the Revolving Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account.  Agent shall make available to Borrowers monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10                        Fees.

(a)                                 Agent Fees.  Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)                                 Unused Line Fee.  Borrowers shall pay to Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to the Applicable Unused Line Fee Percentage times the result of (i) the aggregate amount of the Commitments, less (ii) the Average Revolver Usage (calculated exclusive of any Swing Loans) during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable, in arrears, on the first day of each month from and after the Closing Date up to the first day of the month, prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

(c)                                  Field Examination and Other Fees.  Borrowers shall pay to Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Borrower performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of any Borrower or its Subsidiaries, to establish electronic reporting systems, to appraise the Collateral, or any portion thereof, or to assess Parent’s, any Borrower’s or its Subsidiaries’ business valuation; provided that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse the Agent for more than two (2) field examinations, two (2) appraisals of the Rolling Stock Collateral (one (1) of which may be a desktop appraisal), additional interim Rolling Stock appraisals conducted in Agent’s Permitted Discretion with respect to “used” Rolling Stock Collateral (as described in the definition of

Borrowing Base) and one (1) appraisal of Real Property that is part of the Borrowing Base, during any calendar year (provided that at any time after the date on which Excess Availability has been less than the greater of (x) 15% of the Maximum Revolver Amount and (y) $20,250,000, for 3 consecutive business days during such calendar year, one (1) additional field examination, one (1) additional appraisal of the Rolling Stock Collateral); provided, further, that appraisals of Rolling Stock and/or Real Estate shall be conducted only from and after such property is included in the Borrowing Base.

2.11                        Letters of Credit.

(a)                                 Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue Letters of Credit for the account of Borrowers.  By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances.  No Letters of Credit shall have an expiry date that is later than the 5th day prior to the Maturity Date, provided further that a Letter of Credit may upon the Borrower’s request and Agent’s consent be renewed for a period beyond the date that is five (5) Business Days prior to the Maturity Date upon Borrower’s irrevocable instruction to the Agent to make a Revolving Loan to provide Letter of Credit Cash Collateralization on the date five (5) Business Days prior to the Maturity Date, such irrevocable instruction to include an acknowledgement that the Agent may establish a Reserve equal to 5% of such amount.  Bank’s records of the content of any such request will be conclusive.  Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Borrowers or one of their Subsidiaries in respect of (x) a lease of real property or (y) an employment contract.

(b)                                 Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)                                     the Letter of Credit Usage would exceed $80,000,000, or

(ii)                                  the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii)                               the Letter of Credit Usage would exceed the Borrowing Base (as calculated in Section 2.1) at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c)                                  In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of

Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii).  Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in Dollars.

(d)                                 Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Agent advises any such Issuing Bank that the provisions of Section 3.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Bank may agree.  Borrowers and the Lender Group hereby acknowledge and agree that all Existing Letters of Credit shall constitute Letters of Credit under this Agreement on and after the Closing Date with the same effect as if such Existing Letters of Credit were issued by Issuing Bank at the request of Borrowers on the Closing Date; provided that to the extent a fee for the original issuance of any such Existing Letter of Credit has been previously paid to the Issuing Bank, a new initial issuance fee shall not be paid with respect to such Existing Letter of Credit.  Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Bank makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan.  Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e)                                  Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as a Revolving Loan and Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrowers for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such Revolving Lender fails to make available to Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)                                   Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)                                     any Letter of Credit or any pre-advice of its issuance;

(ii)                                  any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)                               any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)                              any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)                                 any unauthorized instruction or request made to Issuing Bank in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi)                              an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)                           any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)                        the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)                              Issuing Bank’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)                                 the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person; in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity.  Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f).  If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)                                  The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit.  Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  Borrowers’ aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder.  Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)                                 Borrowers are responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrowers.  Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes.  With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such

Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrowers do not at any time want such Letter of Credit to be renewed, Borrowers will so notify Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)                                     Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)                                  any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)                               payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)                            Issuing Bank or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)                           Issuing Bank or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)                              the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, Issuing Bank or any other Person;

(vi)                           any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against Issuing Bank, the beneficiary or any other Person; or

(vii)                        the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Bank from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Bank arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j)                                    Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Bank’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)                                     honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)                                  honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)                               acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)                              the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)                                 acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)                              any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrowers;

(vii)                           any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)                        assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)                              payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)                                 acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)                              honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)                           dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)                        honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)                                 Borrowers shall pay immediately upon demand to Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.11(k)):  (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of 0.150% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)                                     If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)                                  there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m)                             Unless otherwise expressly agreed by Issuing Bank and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n)                                 In the event of a direct conflict between the provisions of this Section 2.11 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.

In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern.

2.12                        LIBOR Option.

(a)                                 Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrowers have properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing Borrowers no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b)                                 LIBOR Election.

(i)                                     Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. at least 1 Business Day prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)                                  Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Revolving Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Revolving Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).  A certificate of Agent or a Revolving Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Revolving Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.  Borrowers shall pay such amount to Agent or the Revolving Lender, as applicable, within 30 days of the date of its receipt of such certificate.  If a payment of a LIBOR Rate Loan on a day other than the last day of the applicable Interest Period would result in a

Funding Loss, Agent may, in its sole discretion at the request of Borrowers, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable LIBOR Rate Loan on such last day, it being agreed that Agent has no obligation to so defer the application of payments to any LIBOR Rate Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses.

(iii)                               Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than five (5) LIBOR Rate Loans in effect at any given time.  Borrowers may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)                                  Conversion.  Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Revolving Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)                                 Special Provisions Applicable to LIBOR Rate.

(i)                                     The LIBOR Rate may be adjusted by Agent with respect to any Revolving Lender on a prospective basis to take into account any additional or increased costs to such Revolving Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including any Changes in Law (including any changes in tax laws (except changes of general applicability in corporate income tax laws)) and changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender,  Borrowers may, by notice to such affected Lender (A) require such Revolving Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Revolving Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)                                  In the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Revolving Lender, make it unlawful or impractical for such Revolving Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Revolving Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Revolving Lender that are outstanding, the date specified in such Revolving Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Revolving Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Revolving Lender determines that it would no longer be unlawful or impractical to do so.

(e)                                  No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Revolving Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

2.13                        Capital Requirements.

(a)                                 If, after the date hereof, Issuing Bank or any Revolving Lender determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Bank or such Revolving Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Bank’s, such Revolving Lender’s, or such holding companies’ capital as a consequence of Issuing Bank’s or such Revolving Lender’s commitments hereunder to a level below that which Issuing Bank, such Revolving Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Bank’s, such Revolving Lender’s, or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Bank or such Revolving Lender to be material, then Issuing Bank or such Revolving Lender may notify Borrowers and Agent thereof.  Following receipt of such notice, Borrowers agree to pay Issuing Bank or such Revolving Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Bank or such Revolving Lender of a statement in the amount and setting forth in reasonable detail Issuing Bank’s or such Revolving Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, Issuing Bank or such Revolving Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of Issuing Bank or any Revolving Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Bank’s or such Revolving Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Issuing Bank or a Revolving Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Issuing Bank or such Revolving Lender notifies Borrowers of such Change in Law giving rise to such reductions and of such Revolving Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)                                 If Issuing Bank or any Revolving Lender requests additional or increased costs referred to in Section 2.11(l) or  Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (such Issuing Bank or Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.11(l),  Section 2.12(d)(i) or Section 2.13(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may designate a different Issuing Bank or substitute a Revolving Lender, in each case,  reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be “Issuing Bank” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Bank”, “Swing Lender”, or a “Revolving Lender” (as the case may be) for purposes of this Agreement.

(c)                                  Notwithstanding anything herein to the contrary, the protection of Sections 2.11(l), 2.12(d), and 2.13 shall be available to Issuing Bank and each Revolving Lender (as applicable) regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith.  Notwithstanding any other provision herein, neither Issuing Bank nor any Revolving Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of Issuing Bank or such Revolving Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14                        Accordion.

(a)                                 At any time from and after the Closing Date through the Maturity Date, at the option of Borrowers (but subject to the conditions set forth in clause (b) below), the Commitments and the Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases of the Commitments and the Maximum Revolver Amount not to exceed the Available Revolver Increase Amount (each such increase, an “Increase”).  Agent shall invite each Revolving Lender to increase its Commitments (it being understood that no Revolving Lender shall be obligated to increase its Commitments) in connection with a proposed Increase in an amount that is equal to the product of (x) the proposed Increase multiplied by (x) such Revolving Lenders Commitment divided by the sum of all Commitments immediately prior to the date of such proposed Increase, and if sufficient Revolving Lenders do not agree to increase their Commitments in connection with such proposed Increase, then Agent or Borrowers may invite any prospective lender who is reasonably satisfactory to Agent and Borrowers and is an Eligible Transferee to become a Revolving Lender in connection with a proposed Increase.  Any Increase shall be in an amount of at least $10,000,000 and integral multiples of $5,000,000 in excess thereof.  In no event shall the Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.14 on more than three (3) occasions in the aggregate for all such Increases.  Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases exceed the sum of (x) $60,000,000 plus (y) subject to the satisfaction of the Available Borrowing Base Increase Amount Conditions, the Available Borrowing Base Increase Amount; provided that any Increase shall only be permitted if no “default” has occurred and is continuing and has not been waived under the Term Loan Credit Agreement or would result therefrom and (with respect only to Increases resulting in the Commitments being above $165,000,000) if and only if on a pro forma basis after giving effect thereto (and assuming for this purpose that all Commitments under this Agreement after giving effect to such Increase are fully drawn), the Leverage Ratio (as such term is defined in the Term Loan Agreement as in effect on the date hereof) is less than the Leverage Ratio set forth under Section 6.1 of the Term Loan Agreement as in effect on the date hereof applicable at the end of the most recent fiscal quarter for which financial statements are available under the Term Loan Credit Agreement.

(b)                                 Each of the following shall be conditions precedent to any Increase of the Commitments and the Maximum Revolver Amount in connection therewith:

(i)                                     Agent or Borrowers have obtained the commitment of one or more Revolving Lenders (or other prospective lenders) reasonably satisfactory to Agent and Borrowers to provide the applicable Increase and any such Revolving Lenders (or prospective lenders), Borrowers, and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Revolving Lenders (or prospective lenders), Borrowers, and Agent are party,

(ii)                                  each of the conditions precedent set forth in Section 3.2 are satisfied, and

(iii)                               the terms of any Increase shall be identical to this Agreement (except with respect to any up-front fees payable in connection therewith) (the date of the effectiveness of any Increase, the “Increase Date”).

(c)                                  Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Commitments and Maximum Revolver Amount pursuant to this Section 2.14.

(d)                                 Each of the Revolving Lenders having a Commitment prior to the Increase Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Commitment on the Increase Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Commitments.  For purposes of clarity, the foregoing provision is not intended to reduce any Pre-Increase Revolving Lender’s existing Commitment.

(e)                                  The Revolving Loans, Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.  Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Commitments and Maximum Revolver Amount.

2.15                        Joint and Several Liability of Borrowers.

(a)                                 Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)                                 Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c)                                  If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d)                                 The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.15(d)) or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f)                                   Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                                  The provisions of this Section 2.15 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Revolving Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(h)                                 Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)                                     Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1                               Conditions Precedent to the Initial Extension of Credit.  The obligation of each Revolving Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Revolving Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Revolving Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

3.2                               Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)                                 the representations and warranties of Parent, each Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)                                 no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3                               Maturity.  This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4                               Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5                               Early Termination by Borrowers.  Borrowers have the option, at any time upon 10 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.  The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness if the closing for such issuance or incurrence does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

3.6                               Conditions Subsequent.  The obligation of the Lender Group (or any member thereof) to continue to make Revolving Loans (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.6.  The failure by Borrowers to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by Agent, which Agent may do without obtaining the consent of the other members of the Lender Group), shall constitute an Event of Default.

4.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each of Parent and each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each

Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1                               Due Organization and Qualification; Subsidiaries.

(a)                                 Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)                                 Set forth on Schedule 4.1(b) (as such Schedule may be updated by the Loan Parties from time to time to reflect changes resulting from transactions permitted under this Agreement) is a complete and accurate description of the authorized Equity Interests of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding.  Except as set forth on Schedule 4.1(b), no Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c)                                  Set forth on Schedule 4.1(c) (as such Schedule may be updated by the Loan Parties from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Parent and Administrative Borrower.  All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)                                 Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s or any of its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2                               Due Authorization; No Conflict.

(a)                                 As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b)                                 As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, the failure of which to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3                               Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date (or such later date as Agent may agree in its Permitted Discretion).

4.4                               Binding Obligations; Perfected Liens.

(a)                                 Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)                                 Except as otherwise provided herein, Agent’s Liens are validly created and perfected, first-priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, Permitted Liens in respect of the Term Loan Credit Agreement, permitted purchase money Liens, or the interests of lessors under Capital Leases.

4.5                               Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens after giving effect to the closing on the Closing Date.

4.6                               Litigation.

(a)                                 There are no actions, suits, or proceedings pending or, to the knowledge of any Borrower, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)                                 Schedule 4.6(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of $2,000,000 that, as of the Closing Date, is pending or, to the knowledge of any Borrower, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7                               Compliance with Laws.  No Loan Party nor any of its Subsidiaries is (a)  in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8                               No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 31, 2012, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9                               Solvency.

(a)                                 The Loan Parties, on a consolidated basis, are Solvent.

(b)                                 No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10                        Employee Benefits.

(a)                                 Except as set forth on Schedule 4.10, no Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

(b)                                 Each Loan Party and each of the ERISA Affiliates has complied in all material respects with ERISA, the IRC and all applicable laws regarding each Employee Benefit Plan.

(c)                                  Each Employee Benefit Plan is, and has been, maintained in substantial compliance with ERISA, the IRC, all applicable laws and the terms of each such Employee Benefit Plan other than as could not, individually or in the aggregate, reasonably be expected to result in a material liability.

(d)                                 Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service or an application for such letter is currently being processed by the Internal Revenue Service.  To the knowledge of each Loan Party and the ERISA Affiliates after due inquiry, nothing has occurred which would prevent, or cause the loss of, such qualification.

(e)                                  No liability to the PBGC (other than for the payment of current premiums which are not past due) by any Loan Party or ERISA Affiliate has been incurred or is expected by any Loan Party or ERISA Affiliate to be incurred with respect to any Pension Plan.

(f)                                   No Notification Event exists or has occurred in the past six (6) years.

(g)                                  No Loan Party or ERISA Affiliate sponsors, maintains, or contributes to any Employee Benefit Plan, including, without limitation, any such plan maintained to provide benefits to former employees of such entities that may not be terminated by any Loan Party or ERISA Affiliate in its sole discretion at any time without material liability.

(h)                                 No Loan Party or ERISA Affiliate has provided any security under Section 436 of the IRC.

4.11                        Environmental Condition.  Except as set forth on Schedule 4.11, (a) to each Borrower’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Borrower’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, in each case (a) — (d), individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12                        Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Revolving Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Revolving Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on May 15, 2014 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13                        Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act

of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14                        Indebtedness.  Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15                        Payment of Taxes.  Except as otherwise permitted under Section 5.5, all federal and material state, local and other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes, assessments, fees and other governmental charges shown on such tax returns to be due and payable (and all other material assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable), in each case, have been paid when due and payable.  Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all material taxes not yet due and payable.  No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries for past due taxes that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.16                        Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17                        Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18                        OFAC.  No Loan Party nor any of its Subsidiaries nor any director, officer, employee, agent or affiliate is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19                        Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against Parent, any Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against

Parent, any Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Parent, any Borrower or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of any Borrower, no union representation question existing with respect to the employees of Parent, any Borrower or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Parent, any Borrower or its Subsidiaries, in each case, that could reasonably be expected to result in a Material Adverse Effect.  None of Parent, any Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of Parent, each Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from Parent, any Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Parent and Borrowers, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20                        Parent as a Holding Company.  Parent is a holding company and does not have any material liabilities incurred outside the ordinary course of the Parent’s business (other than liabilities arising under the Loan Documents, Term Loan Credit Agreement and agreements among equityholders), own any material assets (other than the Equity Interests of Borrowers) or engage in any operations or business (other than the ownership of Borrowers and their Subsidiaries); provided that, for avoidance of doubt, the issuance by Parent of guarantees in respect of leases or other financing documents of its subsidiaries that are customarily given by a “holding company” shall constitute an ordinary course transaction for purposes hereof.

4.21                        Leases.  Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all Real Property leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such leases are valid and subsisting and no default by the applicable Loan Party or its Subsidiaries exists under any of them that could reasonably be expected to have a Material Adverse Effect.

4.22                        Eligible Accounts.  As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or other assets or the rendition of services to such Account Debtor in the ordinary course of the Borrowers’ business, (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (other than corrections, re-bills and similar items in the ordinary course of business), and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

4.23                        Eligible Rolling Stock.  From and after the date that Rolling Stock shall constitute part of the Borrowing Base:

(a)                                 All of the Rolling Stock which constitutes Rolling Stock Collateral: (i) is owned by a Borrower, the ownership of which, after compliance by the Borrowers with Section 5.15(b), is evidenced by a Certificate of Title that has the name of such Borrower noted thereon as the owner of it and is otherwise properly registered in one of the States of the United States to the Borrower that is entitled to operate such Rolling Stock in the State that has issued such Certificate of Title in accordance with all applicable laws; (ii) was either included in the appraisal thereof delivered to Agent prior to the

Closing Date or is included in an appraisal thereof after the Closing Date in accordance with Section 5.7(b), (iii) after compliance by the Borrowers with Section 5.15(b), is subject to the first priority, valid and perfected security interest of Agent; (iv) is not subject to a Lien in favor of any person other than Agent; (v) is not subject to any lease, other than leases between or among the Loan Parties; (vi) is used by a Borrower in the ordinary course of such Borrower’s business; (vii) meets, in all material respects, all applicable safety or regulatory standards applicable to it for the use for which it is intended or for which it is being used; (viii) meets, in all material respects, all applicable standards of all motor vehicle laws or other statutes and regulations established by any Governmental Authority and is not subject to any licensing or similar requirement that would limit the right of Agent to sell or otherwise dispose of such Rolling Stock; and (ix) is covered by an insurance policy of the applicable Borrower in such amounts as are acceptable to Agent, which insurance policy provides that Agent is the loss payee, in the case of a casualty or other loss thereto, or in the case of liabilities, losses or damages incurred “over the road”, is self-insured in accordance with the applicable Borrower’s customary practices.

(b)                                 The Rolling Stock of the Loan Parties (i) is not stored with a bailee, warehouseman or similar party, and (ii) is located only at, or in-transit between, the locations identified on Schedule 4.23 (as such Schedule may be updated pursuant to Section 5.15), or such other locations in the continental United States and Canada as Agent may approve in its Permitted Discretion in writing from time to time, except for, in each case (x) Rolling Stock out for repair and (y) Rolling Stock in “over the road use” or retained for the purpose of loading or unloading, fueling, driver scheduling and compliance with hours of service, and other customary trucking use; provided that with respect to any Rolling Stock that is located in Mexico, Agent shall establish and maintain Reserves against the Borrowing Base or the Maximum Revolver Amount in an amount not to exceed the Mexico Rolling Stock Reserve.

4.24                        Inventory Records.  Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

4.25                        Material Contracts.  Set forth on Schedule 4.25 (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the Closing Date or the most recent date on which Borrowers provided the Compliance Certificate pursuant to Section 5.1; provided, however, that the Loan Parties may amend Schedule 4.25 to add additional Material Contracts or remove contracts that are no longer material so long as such amendment occurs by written notice to Agent on the date that Borrowers provide the Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Loan Party’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

4.26                        Hedge Agreements.  On each date that any Hedge Agreement is executed by any Hedge Provider, Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.27                        [Reserved].

4.28                        Drivers.

(a)                                 Neither Parent nor any of its Subsidiaries,

(i)                                     is required by any Driver Contract to segregate from its general funds monies collected for such Driver or is otherwise restricted by any Driver from use of those funds,

(ii)                                  holds or is required to hold any portion of its Accounts collected from an Account Debtor in respect of a Driver’s services in trust for such Driver, or

(iii)                               has any fiduciary relationship or duty to any Driver arising out of or in connection with any Driver Contract or the transactions contemplated thereby.

(b)                                 No Driver, whether pursuant to any Driver Contract or otherwise, at any time controls the method of collection of Parent’s and its Subsidiaries’ Accounts or restricts the use of the proceeds thereof after receipt by Parent or any of its Subsidiaries.

(c)                                  No Driver, whether pursuant to any Driver Contract or otherwise, at any time has the right to seek payment from, or otherwise has recourse to, any Account Debtor for payable by Parent or any of its Subsidiaries to such Driver.

(d)                                 All payments by Parent and its Subsidiaries in respect of payables to Drivers, whether pursuant to any Driver Contract or otherwise, are made from Parent’s and its Subsidiaries’ general funds in the normal course of business.

5.                                      AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1                               Financial Statements, Reports, Certificates.  The Loan Parties (a) will deliver to Agent, with copies to each Revolving Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agree that neither Parent nor any Subsidiary of a Loan Party will have a fiscal year different from that of Administrative Borrower, (c) agree to maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP, and (d) agree that they will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales, and (ii) maintain their billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2                               Reporting.  The Loan Parties (a) will deliver to Agent (and if so requested by Agent, with copies for each Revolving Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agree to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3                               Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, each Loan Party will, and will cause each of its Subsidiaries and Parent to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

5.4                               Maintenance of Properties.

(a)                                 Each Loan Party will, and will cause each of its Subsidiaries and Parent to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted.

(b)                                 The Loan Parties shall use, store and maintain the Rolling Stock of the Loan Parties with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws in all material respects (including any Federal, State or other motor vehicles statutes, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto).

5.5                               Taxes.  Each Loan Party will, and will cause each of its Subsidiaries and Parent to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6                               Insurance.  Each Loan Party will, and will cause each of its Subsidiaries and Parent to, at Borrowers’ expense, (a) maintain insurance respecting each of each Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily insured (including flood insurance) against by other Persons engaged in same or similar businesses and similarly situated and located and (b) without limiting the generality of the foregoing, Parent will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the Flood Program, in each case in compliance with any applicable regulations of the Board of Governors.  All such policies of insurance shall be with financially sound and reputable insurance companies acceptable to Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of Borrowers in effect as of the Closing Date are acceptable to Agent).  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Revolving Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Revolving Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation.  If any Borrower or its Subsidiaries fails to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Borrowers shall give Agent prompt notice of any loss exceeding $1,000,000 covered by their or their Subsidiaries’ casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies; provided, that if Agent fails to file a claim within a reasonable time after written notice by Administrative Borrower to Agent of an event giving rise to such claim, then Administrative Borrower may file such claim.

5.7                               Inspection and Collateral Monitoring.

(a)                                 Each Loan Party will, and will cause each of its Subsidiaries and Parent to, permit Agent, any Revolving Lender, and each of their respective duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of a Borrower shall be allowed to be present) at such reasonable times and intervals as Agent or any Revolving Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrowers and during regular business hours.

(b)                                 (i) Until such time as Rolling Stock and Real Estate constitute part of the Borrowing Base, Agent may conduct field examinations in its Permitted Discretion and at times and frequency which are commercially reasonable, provided that so long as no Event of Default shall have occurred and be continuing, Agent may conduct two (2) field examinations at the expense of the Borrowers during any calendar year; provided further that (x) at any time after the date on which Excess Availability has been less than the greater of (A) 15% of the Maximum Revolver Amount and (B) $20,250,000, for 3 consecutive Business Days during such calendar year, Agent may conduct one (1) additional field examination in such calendar year at the expense of the Borrowers or (y) at any time during the continuation of an Event of Default, field examinations may be conducted at the expense of the Borrowers as frequently as determined by the Agent in its reasonable discretion.

(ii) After Rolling Stock and Real Estate constitute part of the Borrowing Base, Agent may conduct field examinations, appraisals and valuations in its Permitted Discretion and at times and frequency which are commercially reasonable, provided that so long as no Event of Default shall have occurred and be continuing, Agent may conduct two (2) field examinations, two (2) appraisals of the Rolling Stock Collateral (one (1) of which may be a desktop appraisal (in form, scope and methodology acceptable to Agent in good faith consistent with such type of appraisal)) and one (1) appraisal of Real Property that is part of the Borrowing Base (each at the expense of the Borrowers) during any calendar year; provided further that (x) at any time after the date on which Excess Availability has been less than the greater of (A) 15% of the Maximum Revolver Amount and (B) $20,250,000, for 3 consecutive Business Days during such calendar year, Agent may conduct one (1) additional field examination, one (1) additional appraisal of the Rolling Stock Collateral in such calendar year (each at the expense of the Borrowers) or (y) at any time during the continuation of an Event of Default, field examinations and appraisals may be conducted (each at the expense of the Borrowers) as frequently as determined by the Agent in its reasonable discretion.

5.8                               Compliance with Laws.  Each Loan Party will, and will cause each of its Subsidiaries and Parent to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9                               Environmental.  Each Loan Party will, and will cause each of its Subsidiaries and Parent to,

(a)                                 Keep any property either owned or operated by Parent, any Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)                                 Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)                                  Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent, any Borrower or its Subsidiaries that could reasonably be expected to result in liability to the Loan Parties in excess of (x) with respect to property that is not Real Property Collateral, $1,000,000 and (y) with respect to property that is Real Property Collateral, $250,000, and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)                                 Promptly, but in any event within 5 Business Days after its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent, a Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against Parent, a Borrower or its Subsidiaries that could reasonably be expected to result in liability in excess of (x) with respect to real or personal property that is not Collateral, $1,000,000  and (y) with respect to real or personal property that is Collateral, $250,000, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority with respect to any applicable Environmental Law that could reasonably be expected to result in liability to the Loan Parties in excess of (x) with respect to real or personal property that is not Collateral, $1,000,000 and (y) with respect to real or personal property that is Collateral, $250,000.

5.10                        Disclosure Updates.  Each Loan Party will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Revolving Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11                        Formation of Subsidiaries.  Each Loan Party will, at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within 10 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) cause such new Subsidiary to provide to Agent a joinder to the Guaranty and Security Agreement, together with such other security agreements, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the Collateral of such newly formed or acquired Subsidiary); provided that the joinder to the Guaranty and Security Agreement, and such other security agreements shall not be required to be provided to Agent with respect to any Subsidiary of Parent or any Borrower that is a CFC, if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Revolving Lenders of the security or guarantee afforded thereby, (b) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or an addendum to the Guaranty and Security Agreement) and other appropriate documentation, pledging (subject to Permitted Liens) all of the direct or beneficial ownership interest in such new Subsidiary in form and substance reasonably satisfactory to Agent; provided that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of a Borrower that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Revolving Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided, however, that none of (a) — (c) will apply with respect to any newly formed captive insurance companies.  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.  To the extent any item of property that is not (x) Collateral on the Closing Date, is subsequently included in the definition of Collateral, or (y) in the Borrowing Base on the Closing Date, is subsequently included in Borrowing Base, then, in each case, Agent and Lenders shall request and receive such documents, agreements and instruments as they reasonably request in order to include such items of property in Collateral and/or Borrowing Base.

5.12                        Further Assurances.  Each Loan Party will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, opinions of counsel, and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens with respect to the Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal); provided, that the foregoing shall not apply to any Subsidiary of a Borrower that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Borrowers) in relation to the benefits to Agent and the Revolving Lenders of the security afforded thereby.  To the maximum extent permitted by applicable law, if any Borrower or any other Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, each Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by the Collateral, including all of the outstanding capital Equity Interests of each Borrower and its Subsidiaries (subject to exceptions and limitations contained in the Loan Documents).  To the extent any item of property that is not (x) Collateral on the Closing Date, is subsequently included in the definition of Collateral, or (y) in the Borrowing Base on the Closing Date, is subsequently included in Borrowing Base, then, in each case, Agent and Lenders shall request and receive such documents, agreements and instruments as they reasonably request in order to include such items of property in Collateral and/or Borrowing Base.

5.13                        Lender Meetings.  The Loan Parties will, within 130 days after the close of each fiscal year of Administrative Borrower, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrowers and their Subsidiaries and the projections presented for the current fiscal year of Administrative Borrower.

5.14                        Compliance with ERISA and the IRC.  In addition to and without limiting the generality of Section 5.8, the Loan Parties shall, and shall cause their ERISA Affiliates to, (a) comply in all material respects with applicable provisions of ERISA and the IRC with respect to all Employee Benefit Plans, (b) not take any action or fail to take action, without the prior written consent of Agent and the Required Lenders, the result of which could result in a Loan Party or ERISA Affiliate incurring a material liability to the PBGC or to a Multiemployer Plan (other than to pay contributions or premiums payable in the ordinary course), (c) not allow any facts or circumstances to exist with respect to one or more Employee Benefit Plans that, in the aggregate, reasonably could be expected to result in liability in excess of $500,000, (d) not participate in any prohibited transaction that could result in other than a de minimis civil penalty excise tax, fiduciary liability or correction obligation under ERISA or the IRC, (e) operate each Employee Benefit Plan in such a manner that will not incur any material tax liability under the IRC (including Section 4980B of the IRC), and (e) furnish to Agent upon Agent’s written request such additional information about any Employee Benefit Plan for which any Loan Party or ERISA Affiliate could reasonably expect to incur any material liability.  With respect to each Pension Plan (other than a Multiemployer Plan) except as could not reasonably be expected to result in liability to the Loan Parties, the Loan Parties and the ERISA Affiliates shall (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any Lien, all of the contribution and funding requirements of the IRC and of ERISA, and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to ERISA.

5.15                        Rolling Stock.

(a)                                 Each Loan Party shall at all times maintain records with respect to Rolling Stock Collateral reasonably satisfactory to Agent, keeping correct, detailed and accurate records describing the Rolling Stock Collateral, the quality and repair records with respect thereto, and such Loan Party’s cost therefor.

(b)                                 On or prior to the date that any Rolling Stock constitutes Collateral, with respect to certificates of title of all of the Rolling Stock Collateral, the Loan Parties shall have submitted applications to the relevant state agencies for lien notations in the Agent’s name with respect to certificates of title of Rolling Stock Collateral and deliver to the Agent evidence that either the Loan Parties or the Rolling Stock Collateral Custodian has submitted correct and complete applications, duly authorized, executed and delivered by the applicable Borrower, to effect the notation of Agent’s Lien on the original certificate of title for such Rolling Stock Collateral and the Loan Parties or the Rolling Stock Collateral Custodian shall have obtained evidence of receipt of such applications by the appropriate Department of Motor Vehicles or other Governmental Authority acknowledging receipt of such application and there is no indication that such application fails to comply in any manner with the requirements of such Governmental Authority; provided that, in those States where submitting an application to have a Lien noted on a Certificate of Title for any Rolling Stock Collateral is not sufficient to perfect such Lien under the applicable State law, then in addition, Agent shall have received evidence that Agent’s Lien with respect to such Rolling Stock Collateral has been noted on the certificate of title, except as Agent may otherwise agree.

(c)                                  So long as the list thereof is provided to Agent in advance, Borrowers may retain control of certificates of title covering Rolling Stock Collateral expected to be disposed of during the period that is six months after the date on which the Borrowing Base shall include the asset class described in clause (b) of the definition of the term Borrowing Base (“For Sale Rolling Stock”).

(d)                                 After the date any Rolling Stock constitutes Collateral, unless and until Agent may direct otherwise, the following items of Collateral shall be located only at the locations set forth in the Rolling Stock Custodian Agreements: (i) any manufacturers’ statements of origin or manufacturers’ certificates of origin and other certificates, statements, bills of sale or other evidence of the transfer to or ownership of any Loan Party of any of the Rolling Stock Collateral; and (ii) any Certificates of Title at any time issued under the laws of any State or other jurisdiction with respect to any of the Rolling Stock Collateral.  In addition, and not in limitation of the rights of Agent hereunder or under the Rolling Stock Custodian Agreements, promptly upon Agent’s request, Agent may require that Rolling Stock Collateral Custodian deliver any or all of such items subject to the terms of the Rolling Stock Custodian Agreements to Agent or to such third party as Agent may specify.

(e)                                  After the date any Rolling Stock constitutes Collateral, each Loan Party will (i) keep the Rolling Stock Collateral of such Loan Party only at the locations identified on Schedule 4.23 (except for, in each case: (i) Rolling Stock out for repair and (ii) Rolling Stock Collateral in “over the road use” or retained for the purpose of loading or unloading, fueling, driver scheduling and compliance with hours of service, and other customary trucking use; provided that the Loan Parties may amend Schedule 4.23 so long as such amendment occurs by written notice to Agent not less than ten (10) days prior to the date on which such Rolling Stock Collateral is moved to such new location.

5.16                        Driver Payables.

Pay before the same become delinquent all Driver Payables, except to the extent that the validity thereof shall be the subject of a Permitted Protest.

6.                                      NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1                               Indebtedness.  Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2                               Liens.  Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3                               Restrictions on Fundamental Changes.  Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to,

(a)                                 Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided that a Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between Parent and any Borrower, (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of Parent, or Subsidiaries of any Borrower, in each case that are not Loan Parties,

(b)                                 liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of Parent, any Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Parent or any Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of Parent, any Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving, or

(c)                                  suspend or cease operating a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4                               Disposal of Assets.  Other than Permitted Dispositions or transactions expressly permitted by Sections 6.3 or 6.9, each Loan Party will not, and will not permit any of its Subsidiaries or Parent to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.

6.5                               Nature of Business.  Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to make any change in the nature of its or their business as described in Schedule 6.5 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided that the foregoing shall not prevent Parent, any Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6                               Prepayments and Amendments.  Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to,

(a)                                 Except in connection with Refinancing Indebtedness permitted by Section 6.1; provided that any Refinancing Indebtedness of the Term Loan Credit Agreement shall be subject to the terms of the Intercreditor Agreement and shall not have maturity date prior to the maturity date of (or have shorter weighted average life to maturity than) the Term Loan Credit Agreement on the Closing Date.

(i)                                     optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent, any Borrower or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances, or

(ii)                                  make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions;

provided that the foregoing shall not prohibit any such payment, prepayment, redemption, defeasance, purchase, or acquisition (a “Prepayment”) if (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) (A) Excess Availability on the date of such Prepayment (calculated on a pro forma basis after giving effect to such Prepayment), Average Excess Availability for the 30 consecutive days immediately preceding such Prepayment and (on a projected basis) for the 30 consecutive days immediately following such Prepayment (each calculated on a pro forma basis after giving effect to such Prepayment), in each case, shall not be less than the greater of (x) 33% of the Maximum Revolver Amount and (y) $44,550,000 or (B) each of (1) Excess Availability on the date of such Prepayment (calculated on a pro forma basis after giving effect to such Prepayment), Average Excess Availability for the 30 consecutive days immediately preceding such Prepayment and (on a projected basis) for the 30 consecutive days immediately following such Prepayment (each calculated on a pro forma basis after giving effect to such Prepayment), in each case, shall not be less than the greater of (x) 22.5% of the Maximum Revolver Amount and (y) $30,375,000 and (2) as of the last day of the most recent month for which financial statements are required to be delivered under Section 5.1 ended prior to the date of such Prepayment (calculated on a pro forma basis after giving effect to such Prepayment), the Fixed Charge Coverage Ratio for Parent and its Subsidiaries for the immediately preceding twelve (12) consecutive months shall be at least 1.10 to 1.00 and (iii) the Administrative Borrower shall have delivered a customary officer’s certificate to the Agent certifying as to compliance with the requirements of clauses (i) and (ii); provided, further that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale or transfer of, or casualty or condemnation event with respect to, the property or assets securing such Indebtedness if (in the case of a sale or transfer) such sale or transfer is permitted hereunder and such Indebtedness is repaid on or prior to three Business Days after the receipt of proceeds therefrom and any such mandatory prepayment of the “loans” under the Term Loan Credit Agreement shall also be subject to the terms of the Intercreditor Agreement.

(b)                                 Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)                                     any agreement, instrument, document, indenture, or other writing evidencing  or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j) and (k) of the definition of Permitted Indebtedness, and (D) Indebtedness permitted under Clause (l) of the definition of Permitted Indebtedness to the extent not prohibited by the Intercreditor Agreement, or

(ii)                                  the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Revolving Lenders.

6.7                               Restricted Payments.  Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to, make any Restricted Payment; provided that,

(a)                                 At any time following the receipt by Agent of the audited financial statements of Parent and its Subsidiaries for the fiscal year ending on or about December 31, 2014, Parent may make Restricted Payments to its equityholders in respect of the Equity Interests of Parent in the form of cash dividends or other distributions or to repurchase its Equity Interests from its shareholders, provided that (i) such Restricted Payments are permitted by law and (ii) the 45 Day Average Excess Availability Conditions are satisfied on a pro forma basis both before and after giving effect to such Restricted Payment.

(b)                                 Any Loan Party may make Restricted Payments to current and former employees, officers or directors of such Loan Party (or any spouses, ex-spouses or estates of any of the foregoing) on account of redemptions of Equity Interests of such Loan Party held by such Persons (including, without limitation, such Restricted Payments made to satisfy any applicable tax withholding obligation on such Person with respect to the grant, vesting and/or exercise of such Equity Interests), provided that (i) such Restricted Payments are permitted by law, (ii) on the date any such Restricted Payment is made, and after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom, and (iii) the aggregate amount of such Restricted Payments by any Loan Party during any calendar year occurring during the term of this Agreement does not exceed (x) $1,000,000 in any calendar year; provided, however, any unused amounts may be utilized in subsequent calendar years or (y) if the 45 Day Average Excess Availability Conditions are satisfied on a pro forma basis both before and after giving effect to such Restricted Payment, $10,000,000 in any calendar year, but only during the time the 45 Day Average Excess Availability Conditions are satisfied and any unused amounts may be utilized in subsequent calendar years, but only during the time the 45 Day Average Excess Availability Conditions are satisfied.

(c)                                  Parent may make Restricted Payments to current and former employees, officers or directors of any Loan Party (or any spouses, ex-spouses or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Loan Party owing to such Person on account of repurchases of the Equity Interests of Parent held by such Persons; provided that (i) on the date any such Restricted Payment is made, and after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom and (ii) such Indebtedness being forgiven was incurred by such Persons solely to acquire Equity Interests of Parent.

(d)                                 Any Loan Party may make any dividend or make any other payment or distribution to each other.

(e)                                  So long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (a) Borrowers may pay dividends payable solely in shares of any class of their common stock and (b) Administrative Borrower may make Permitted Tax Distributions (to the extent further distributed by Parent to its equityholders).

(f)                                   To the extent constituting Restricted Payments, any Loan Party may make a Permitted Investment.

6.8                               Accounting Methods.  Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9                               Investments.  Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment except for Permitted Investments.

6.10                        Transactions with Affiliates.  Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of Parent, any Borrower or any of its Subsidiaries except for:

(a)                                 transactions (other than the payment of management, consulting, monitoring, or advisory fees) between such Borrower or its Subsidiaries, on the one hand, and any Affiliate of such Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by such Borrower or its Subsidiaries in excess of $2,000,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to such Borrower or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)                                 so long as it has been approved by such Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Borrower or its applicable Subsidiary,

(c)                                  so long as it has been approved by such Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of Parent, such Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d)                                 transactions permitted by Section 6.3, Section 6.6(a), Section 6.7, Section 6.9, or any Permitted Intercompany Advance, or

(e)                                  transactions between or among the Loan Parties not involving any Affiliate which is not a Loan Party, so long as such transactions are not otherwise prohibited by this Agreement or any of the other Loan Documents.

6.11                        Use of Proceeds.  Each Loan Party will not, and will not permit any of its Subsidiaries or Parent to use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the SunTrust Credit Facility and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, in each case, as set forth in the Funds Flow Agreement, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors).

6.12                        Limitation on Issuance of Equity Interests.  Except for the issuance or sale of Qualified Equity Interests by Parent, each Loan Party will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13                        Parent as Holding Company.  Each Loan Party will not permit Parent to incur any material liabilities arising outside the ordinary course of the Parent’s business (other than liabilities arising under the Loan Documents and Term Loan Credit Agreement), own or acquire any assets (other than the Equity Interests of Administrative Borrower) or engage itself in any operations or business, except in connection with its ownership of Borrowers, its obligations to equityholders, and its rights and obligations under the Loan Documents; provided that, for the avoidance of doubt, the issuance by Parent of guarantees in respect of leases or other financing documents of its subsidiaries that are customarily given by a “holding company” shall constitute an ordinary course transaction for purposes hereof.

6.14                        Employee Benefits.  Each Loan Party will not, and will not permit any of its Subsidiaries to:

(a)                                 Terminate, or permit any ERISA Affiliate to terminate, any Pension Plan in a manner, or take any other action with respect to any Pension Plan, which could reasonably be expected to result in any liability of any Loan Party or ERISA Affiliate to the PBGC.

(b)                                 Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Benefit Plan, agreement relating thereto or applicable Law, any Loan Party or ERISA Affiliate is required to pay if such failure could reasonably be expected to have a Material Adverse Effect.

(c)                                  Permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan which exceeds $2,000,000 with respect to all Pension Plans in the aggregate.

(d)                                 Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to a Loan Party or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Pension Plan or (ii) any Multiemployer Plan; provided that the aggregate liability associated with any underfunding with respect to such Pension or Multiemployer Plan exceeds $10,000,000 or if doing so could reasonably be expected to result in a Lien.

(e)                                  Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan not set forth on Schedule 4.11.

(f)                                   Amend, or permit any ERISA Affiliate to amend, a Pension Plan resulting in a material increase in current liability such that a Loan Party or ERISA Affiliate is required to provide security to such Plan under the IRC.

6.15                        [Reserved].

6.16                        Restrictive Agreements.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Administrative Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interest, to make or repay loans or advances to the Administrative Borrower or any other Subsidiary, to Guarantee the Obligations of the Administrative Borrower or any other Subsidiary or to transfer any of its property or assets to the Administrative Borrower or any Subsidiary of the Administrative Borrower; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law, by this Agreement, any other Loan Document (including the Intercreditor Agreement), or the Term Loan Credit Agreement and related documents in effect on the date hereof or, so long as such restrictions or conditions are no more onerous than those imposed under this Agreement or any other Loan Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

6.17                        Hedge Agreements.  Each Loan Party will not, and will not permit any of its Subsidiaries to, enter into any Hedge Agreements, other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Loan Party or any Subsidiary thereof is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Administrative Borrower acknowledges that a Hedge Agreement entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedge Agreement under which the Administrative Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Equity Interest or any Indebtedness or (ii) as a result of changes in the market value of any Equity Interest or any Indebtedness) is not a Hedge Agreement entered into in the ordinary course of business to hedge or mitigate risks.

7.                                      FINANCIAL COVENANT.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will, commencing on the date on which a Financial Covenant Period begins, maintain a Fixed Charge Coverage Ratio for the Test Period ending most recently before the date when such Financial Covenant Period commenced, and for each Test Period ending at any time thereafter until the termination of such Financial Covenant Period, in each case, of at least 1:00 to 1:00.  For the avoidance of doubt, Borrowers’ failure to comply with the foregoing Fixed Charge Coverage Ratio financial covenant shall constitute an immediate Default prohibiting any

Borrowings under the Agreement until a waiver or cure of such Default in accordance with Section 14.1 hereof.

8.                                      EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1                               Payments.  If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit;

8.2                               Covenants.  If any Loan Party or any of its Subsidiaries:

(a)                                 fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3 (solely if any Borrower is not in good standing in its jurisdiction of organization), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit any Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss Borrowers’ affairs, finances, and accounts with officers and employees of any Borrower), 5.10, 5.11, 5.13, or 5.14, 5.15 or 5.16 of this Agreement, (ii) Section 6 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 7 of the Guaranty and Security Agreement;

(b)                                 fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower is not in good standing in its jurisdiction of organization), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent; or

(c)                                  fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Borrowers by Agent;

8.3                               Judgments.  If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $6,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles and customary self-insured retention amounts that are not increased in anticipation of any such judgment, order or award) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (i) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (ii) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4                               Voluntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5                               Involuntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary or (e) an order for relief shall have been issued or entered therein;

8.6                               Default Under Other Agreements.  If there is (a) a default in one or more agreements, including, without limitation, the Term Loan Credit Agreement to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $10,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder and such default under such other Indebtedness has not been waived or cured in accordance with the terms thereof (provided that, notwithstanding this clause (a), no breach or default under the Term Loan Credit Agreement (other than a payment default) will constitute a Default or an Event of Default under this Agreement, until the earliest of (such date, the “Term Loan Standstill”) (x) the “acceleration” of the Indebtedness or other obligations under the Term Loan Credit Agreement, (y) such breach or default results in a cross default to Indebtedness the aggregate outstanding principal amount of which is $10,000,000 or more or under the Management Note and such other Indebtedness is either accelerated or such cross default to such other Indebtedness would otherwise cause an event of default with respect to this Agreement and (z) the date that is three (3) Business Days (or ten (10) Business Days, if on or prior to the third Business Day set forth in this initial clause of this sub-clause (z), Agent shall have received (1) a new Borrowing Base Certificate determined as of a date not more than five days prior and (2) evidence that the most recent calculation of Fixed Charge Coverage Ratio required to be delivered under Section 5.1 reflected a Fixed Charge Coverage Ratio of at least 1:00 to 1:00) after the date the Term Loan Agent is first notified of such breach or default under the Term Loan Credit Agreement, during which three (3) or ten (10) Business Day period such breach is not waived or cured pursuant to the Term Loan Credit Agreement) or (b) any default or event of default (after giving effect to any grace period) shall have occurred and be continuing under the Management Note (other than solely as a result of the subordination provisions thereof), or the subordination terms of the Management Note shall cease to be in full force and effect, or the validity or enforceability thereof is disaffirmed by or on behalf of any subordinated lender party thereto, or any Obligations fail to constitute “Senior Indebtedness” for purposes of the Management Note, or all or any debt, including the Management Notes, that is subordinated in right of payment or security is accelerated, is declared to be due and payable or is required to be prepaid or redeemed, in each case prior to the stated maturity thereof;

8.7                               Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Revolving Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8                               Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9                               Security Documents.  If the Guaranty and Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, (x) $1,000,000 with respect to Collateral that is part of the Borrowing Base calculation and (y) an additional $1,000,000, with respect to Collateral that is not part of the Borrowing Base calculation or (c) as the result of an action or failure to act on the part of Agent;

8.10                        Loan Documents.  The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11                        Change of Control.  A Change of Control shall occur, whether directly or indirectly.

8.12                        ERISA.  The occurrence of any of the following events:  (a) any Loan Party or ERISA Affiliate fails to make full payment when due of all amounts which any Loan Party or ERISA Affiliate is required to pay as contributions, installments, or otherwise to or with respect to a Pension Plan or Multiemployer Plan, and such failure could reasonably be expected to result in liability in excess of $2,000,000, (b) an accumulated funding deficiency or funding shortfall in excess of $2,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, individually or in the aggregate, (c) a Notification Event, which could reasonably be expected to result in liability in excess of $2,000,000, either individually or in the aggregate, or (d) any Loan Party or ERISA Affiliate completely or partially withdraws from one or more Multiemployer Plans and incurs Withdrawal Liability in excess of $2,000,000 in the aggregate, or fails to make any Withdrawal Liability payment when due.

9.                                      RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrowers), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)                                 (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)                                 declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)                                  exercise all other rights and remedies available to Agent or the Revolving Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Parent and Borrowers.

9.2                               Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.                               WAIVERS; INDEMNIFICATION.

10.1                        Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.

10.2                        The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3                        Indemnification.  Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Revolving Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Revolving Lender (other than Wells Fargo) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Revolving Lenders that do not involve any acts or omissions of any Loan Party, or (ii) disputes solely between or among the Revolving Lenders and their respective Affiliates that do not involve any acts or omissions of any Loan Party; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Revolving Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Loans or issuance of any Letters of Credit hereunder, or the use of the proceeds of the Loans or the Letters of Credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction determines pursuant to a final nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to Parent, any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Parent or any Borrower:	c/o Administrative Borrower U.S. Xpress Enterprises, Inc. 4080 Jenkins Road Chattanooga, TN 37421 Attn: Ray Harlin, President & Chief Financial Officer
Fax No. (423) 510-6124

with copies to:	Scudder Law Firm
411 South 13th Street, Second Floor
Lincoln, NE 68508
Attn: Mark A. Scudder, Esq.
Fax No.: (402) 435-3223

If to Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION
One Boston Place, 18th Floor
Boston, MA 02108
Attn: Matthew Simoneau
Fax No.: (866) 317-9545

with copies to:	Paul Hastings LLP
75 East 55th Street
New York, New York 10022
Attn: Leslie Plaskon, Esq.
Fax No.: (212) 230-5137

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)                                 THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)                                 THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, CITY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)                                  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”).  EACH OF PARENT AND EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)                                 EACH OF PARENT AND EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, CITY OF NEW YORK, AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)                                  NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY

WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)                                   IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN CLAUSE (C) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

(i)                                     WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)                                  THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)                               UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)                              EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL

HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)                                 THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)                              THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)                           THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1                        Assignments and Participations.

(a)                                 (i)                                     Subject to the conditions set forth in clause (a)(ii) below, any Revolving Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)                               Borrowers; provided that no consent of Borrowers shall be required (1) if an Event of Default has occurred and is continuing, (2) in connection with the primary syndication by Wells Fargo of the Commitments (provided that Wells Fargo shall consult with Borrowers in connection with such primary syndication (it being understood that in no event shall Wells Fargo be required to obtain Borrowers’ consent with respect to any assignment made in connection with such primary syndication)), or (3) in connection with an assignment to a Person that is a Revolving Lender or an Affiliate (other than natural persons) of a Revolving Lender; provided further, that Borrowers shall be deemed to have consented to a proposed assignment unless they object thereto by written notice to Agent within 5 Business Days after having received notice thereof;

(B)                               Agent; and

(C)                               in connection with an assignment of Commitments and/or Revolving Loans, Swing Lender, and Issuing Bank.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               no assignment may be made to a natural person;

(B)                               no assignment may be made to a Loan Party or an Affiliate of a Loan Party;

(C)                               the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $5,000,000 (except such minimum amount shall not apply to (1) an assignment or delegation by any Revolving Lender to any other Lender, an Affiliate of any Revolving Lender, or a Related Fund of such Revolving Lender or (2) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000);

(D)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(E)                                the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and Agent by such Revolving Lender and the Assignee;

(F)                                 unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500; and

(G)                               the Assignee, if it is not a Revolving Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)                                 From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Revolving Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Revolving Lender shall cease to be a party hereto and thereto); provided that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Revolving Lender.

(d)                                 Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)                                  Any Revolving Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided that (i) the Originating Lender shall remain a “Revolving Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Revolving Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Revolving Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Revolving Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Revolving Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or an Affiliate of a Loan Party, (vii) no participations shall be sold to any “lender”, “secured party” or “agent” under the Term Loan Credit Agreement unless such Person is a Revolving Lender on the Closing Date, and (viii) all amounts payable by Borrowers hereunder shall be determined as if such Revolving Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Revolving Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Revolving Lenders among themselves.

(f)                                   In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Revolving Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent, any Borrower and its Subsidiaries and their respective businesses.

(g)                                  Any other provision in this Agreement notwithstanding, any Revolving Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement, including in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge or grant of a security interest shall release a Revolving Lender from any of its obligations hereunder or substitute any such pledge or secured party (or any transferee thereof) for such Revolving Lender as a party hereto unless such pledgee or secured party (or transferee) becomes a Revolving Lender hereunder.

(h)                                 Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Revolving Lender as the registered owner of the Loans (and the principal amount thereof and stated interest thereon) held by such Revolving Lender (each, a “Registered Loan”).  Other than in connection with an assignment by a Revolving Lender of all or any portion of its portion of the Loans to an Affiliate of such Revolving Lender or a Related Fund of such Revolving Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Revolving Lender of all or any portion of its Loans to an Affiliate of such Revolving Lender or a

Related Fund of such Revolving Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

(i)                                     In the event that a Revolving Lender sells participations in the Registered Loan, such Revolving Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j)                                    Agent shall make a copy of the Register (and each Revolving Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

(k)                                 Agent shall use commercially reasonable efforts to promptly notify Borrowers of any changes recorded to the Register.  In case of any assignment by a Revolving Lender of all or any portion of its Loans to an Affiliate of such Revolving Lender or a Related Fund of such Revolving Lender, and which assignment is not recorded in the Register, the assigning Lender shall use commercially reasonable efforts to promptly notify Borrowers of any changes to the register comparable to the Register.  In the event that a Revolving Lender sells participations in any Revolving Loans, the participating Lender shall use commercially reasonable efforts to promptly notify Borrowers of any changes to applicable Participant Register.

13.2                        Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided that no Borrower may assign this Agreement or any rights or duties hereunder without the Revolving Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Revolving Lenders shall release any Borrower from its Obligations.  A Revolving Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14.                               AMENDMENTS; WAIVERS.

14.1                        Amendments and Waivers.

(a)                                 No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Parent or any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Revolving Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)                                     increase the amount of or extend the expiration date of any Commitment of any Revolving Lender or amend, modify, or eliminate the last sentence of Section 2.4(c)(i),

(ii)                                  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)                               reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv)                              amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)                                 amend, modify, or eliminate Section 3.1 or 3.2,

(vi)                              amend, modify, or eliminate this Section 14.11 or Section 15.11,

(vii)                           other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral;

(viii)                        amend, modify, or eliminate the definitions of “Required Lenders”, “Supermajority Revolving Lenders” or “Pro Rata Share”,

(ix)                              contractually subordinate any of Agent’s Liens or subordinate the Obligations;

(x)                                 other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents, or

(xi)                              amend, modify, or eliminate any of the provisions of Section 2.4(b)(i), (ii) or (iii) or Section 2.4(e) or (f);

(b)                                 No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)                                     the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Revolving Lenders), or

(ii)                                  any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers and the Required Lenders;

(c)                                  No amendment, waiver, modification, elimination, or consent shall without written consent of Agent, Borrowers and all of the Revolving Lenders amend, modify, or eliminate the definition of Borrowing Base, including, without limitation, the advance rates, or any of the defined terms (including the definitions of Eligible Accounts, Eligible Real Property and Eligible Rolling Stock that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base (as calculated pursuant to Section 2.1), but not otherwise), or the definition of Maximum Revolver Amount, or change Section 2.1(a) or (c);

(d)                                 No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Bank, or any other rights or duties of Issuing Bank under this Agreement or the other Loan Documents, without the written consent of Issuing Bank, Agent, Borrowers, and the Required Lenders;

(e)                                  No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders;

(f)                                   Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Parent or any Borrower, shall not require consent by or the agreement of any Loan Party and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Revolving Lender; and

(g)                                  The consent of all of the Revolving Lenders and Agent shall be required prior to the time the Borrowing Base is to include assets described in clauses (b) and (c) under the definition thereof.

14.2                        Replacement of Certain Lenders.

(a)                                 If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders, but not of all Lenders or all Lenders affected thereby, or (ii) any Revolving Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Revolving Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Revolving Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)                                 Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations relating to its Commitment (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit).  If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name of and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of

Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations relating to its the Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3                        No Waivers; Cumulative Remedies.  No failure by Agent or any Revolving Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Revolving Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Revolving Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Revolving Lender on any occasion shall affect or diminish Agent’s and each Revolving Lender’s rights thereafter to require strict performance by Parent and Borrowers of any provision of this Agreement.  Agent’s and each Revolving Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Revolving Lender may have.

15.                               AGENT; THE LENDER GROUP.

15.1                        Appointment and Authorization of Agent.  Each Revolving Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Revolving Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Revolving Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Revolving Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Revolving Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent, any Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2                        Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3                        Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Revolving Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by Parent, any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent, any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Revolving Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent, any Borrower or its Subsidiaries.

15.4                        Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Revolving Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Revolving Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Revolving Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Revolving Lenders (and Bank Product Providers).

15.5                        Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Revolving Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Revolving Lender or Borrowers referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Revolving Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  Each Revolving Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6                        Credit Decision.  Each Revolving Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent, any Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Revolving Lender (or Bank Product Provider).  Each Revolving Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Revolving Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Revolving Lenders by Agent, Agent shall not have any duty or responsibility to provide any Revolving Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Revolving Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Revolving Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Revolving Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7                        Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Revolving Lender hereby agrees that it is and shall be obligated to pay to Agent such Revolving Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Revolving Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Revolving Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Revolving Lender shall reimburse Agent upon demand for such Revolving Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8                        Agent in Individual Capacity.  Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent, any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Document that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Revolving Lenders (or Bank Product Providers), and the Revolving Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9                        Successor Agent.  Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Revolving Lenders (unless such notice is waived by the Required Lenders) and Borrowers (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Revolving Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as Issuing Bank or the Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Bank or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make Swing Loans.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Revolving Lenders and Borrowers, a successor Agent.  Agent’s resignation shall be effective upon the earlier of (a) 30 days from the date of Agent’s resignation or (b)  the appointment of a successor agent and execution of agency transfer documents. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Revolving Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Revolving Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Revolving Lenders appoint a successor Agent as provided for above.

15.10                 Lender in Individual Capacity.  Any Revolving Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent, any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Revolving Lender were not a Revolving Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Revolving Lender and its respective Affiliates may receive information regarding a Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Revolving Lenders, and the Revolving Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Revolving Lender will use its reasonable best efforts to obtain), such Revolving Lender shall not be under any obligation to provide such information to them.

15.11                 Collateral Matters.

(a)                                 The Revolving Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased or licensed to Parent or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (iv) in connection with a credit bid or purchase authorized under this Section 15.11.  The Loan Parties and the Revolving Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to the sale of, credit bid, or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Revolving Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Revolving Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Agent may reduce the Obligations owed to the Revolving Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Revolving Lenders, as provided in Section 14.1(a)(vii) (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or Borrowers at any time, the Revolving Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Agent’s opinion, could expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrowers in respect of) any and all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  Each Revolving Lender further hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures permitted purchase money Indebtedness.

(b)                                 Agent shall have no obligation whatsoever to any of the Revolving Lenders (or the Bank Product Providers) (i) to verify or assure that the Collateral exists or is owned by Parent, Borrowers or their Subsidiaries or is cared for, protected, or insured or has been encumbered, (ii) to verify or assure that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Revolving Lenders and that Agent shall have no other duty or liability whatsoever to any Revolving Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

15.12                 Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                 Each of the Revolving Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Revolving Lender to Parent, any Borrower or its Subsidiaries or any deposit accounts of Parent, any Borrower or its Subsidiaries now or hereafter maintained with such Revolving Lender.  Each of the Revolving Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                                 If, at any time or times any Revolving Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Revolving Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Revolving Lender’s Pro Rata Share of all such distributions by Agent, such Revolving Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Revolving Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Revolving Lenders in accordance with their Pro Rata Shares; provided that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13                 Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Revolving Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control.  Should any Revolving Lender obtain possession or control of any such Collateral, such Revolving Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14                 Payments by Agent to the Revolving Lenders.  All payments to be made by Agent to the Revolving Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15                 Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Revolving Lenders (and such Bank Product Provider).

15.16                 Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Revolving Lender:

(a)                                 is deemed to have requested that Agent furnish such Revolving Lender, promptly after it becomes available, a copy of each field examination report respecting Parent, any Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Revolving Lender with such Reports,

(b)                                 expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding Parent, Borrowers and their Subsidiaries and will rely significantly upon Parent’s, Borrowers’ and their Subsidiaries’ books and records, as well as on representations of Borrowers’ personnel,

(d)                                 agrees to keep all Reports and other material, non-public information regarding Parent, Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)                                   In addition to the foregoing,  (x) any Revolving Lender may from time to time request of Agent in writing that Agent provide to such Revolving Lender a copy of any report or document provided by Parent, any Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Parent, such Borrower or such Subsidiary to such Revolving Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Revolving Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent, any Borrower or its Subsidiaries, any Revolving Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Revolving Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information reasonably specified by such Revolving Lender, and, upon receipt thereof from Parent, such Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Revolving Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Account, Agent shall send a copy of such statement to each Revolving Lender.

15.17                 Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Revolving Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Revolving Lender any interest in, or subject any Revolving Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Revolving Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Revolving Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Revolving Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18                 Lead Arranger, Sole Book Runner and Syndication Agent.  Each of the Lead Arranger, Sole Book Runner and Syndication Agent, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Revolving Lender, as Agent, as Swing Lender, or as Issuing Bank.  Without limiting the foregoing, each of the Lead Arranger, Sole Book Runners and Syndication Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Revolving Lender or any Loan Party.  Each Revolving Lender, Agent, Swing Lender, Issuing Bank, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger, Sole Book Runners and Syndication Agent, in deciding to enter into this Agreement or in taking or not taking action hereunder.  Each of the Lead Arranger, Sole Book Runners and Syndication Agent, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

16.                               WITHHOLDING TAXES.

16.1                        Payments. All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16.1.  If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein.  Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers.  Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2                        Exemptions.

(a)                                 If a Revolving Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Revolving Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Revolving Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)                                     if such Revolving Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Revolving Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)                                  if such Revolving Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)                               if such Revolving Lender or Participant is entitled  to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Revolving Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)                              if such Revolving Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Revolving Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)                                 a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)                                 Each Revolving Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Revolving Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c)                                  If a Revolving Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Revolving Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Revolving Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Revolving Lender or such Participant is legally able to deliver such forms, provided that nothing in this Section 16.2(c) shall require a Revolving Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns).  Each Revolving Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Revolving Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)                                 If a Revolving Lender or Participant claims exemption from, or reduction of, withholding tax and such Revolving Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Revolving Lender or Participant, such Revolving Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Revolving Lender granting the participation only) of  the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Revolving Lender or Participant.  To the extent of such percentage amount, Agent will treat such Revolving Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable.  Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3                        Reductions.

(a)                                 If a Revolving Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Revolving Lender granting the participation) may withhold from any payment to such Revolving Lender or such Participant an amount equivalent to the applicable withholding tax.  If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Revolving Lender granting the participation), then Agent (or, in the case of a Participant, to the Revolving Lender granting the participation) may withhold from any payment to such Revolving Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)                                 If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Revolving Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Revolving Lender or any Participant due to a failure on the part of the Revolving Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Revolving Lender failed to notify Agent (or such Participant failed to notify the Revolving Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Revolving Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Revolving Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Revolving Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Revolving Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Revolving Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4                        Refunds.  If Agent or a Revolving Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Revolving Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided that Borrowers, upon the request of Agent or such Revolving Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Revolving Lender in the event Agent or such Revolving Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Revolving Lender to make available its tax returns (or any other information which it deems confidential) to Borrowers or any other Person.  Notwithstanding anything to the contrary in this Section 16.4, in no event will Agent or any Revolving Lender be required to pay any amount to the Company pursuant to this Section 16.4 the payment of which would place Agent or such Revolving Lender in a less favorable net after-Tax position than Agent or such Revolving Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

17.                               GENERAL PROVISIONS.

17.1                        Effectiveness.  This Agreement shall be binding and deemed effective when executed by Parent, each Borrower, Agent, and each Revolving Lender whose signature is provided for on the signature pages hereof.

17.2                        Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3                        Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Parent or any Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4                        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5                        Bank Product Providers.  Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents.  It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrowers may obtain Bank Products from any Bank Product Provider, although Borrowers are not required to do so.  Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Revolving Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6                        Debtor-Creditor Relationship.  The relationship between the Revolving Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7                        Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8                        Revival and Reinstatement of Obligations; Certain Waivers.

(a)                                 If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or Bank Product Provider related thereto, (i) the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (ii) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made.  If, prior to any of the foregoing, (A) Agent’s Liens shall have been released or terminated or (B) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Loan Party in respect of such liability or any Collateral securing such liability.

17.9                        Confidentiality.

(a)                                 Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent, Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Revolving Lenders in a confidential manner, and shall not be disclosed by Agent and the Revolving Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group  and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Revolving Lenders or the Lender Group Representatives), (viii) to current or prospective assignees or participants, direct or contractual counterparties to any Hedge Agreement and to their respective Affiliates, officers, directors, employees, attorneys, and agents, provided that prior to receipt of Confidential Information any such current or prospective assignee, participant, current or prospective or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided that, prior to any disclosure to any

Person (other than any Loan Party, Agent, any Revolving Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Revolving Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, (x) to the National Association of Insurance Commissioners, CUSIP Service Bureau or any similar organization, regulatory authority, examiner or nationally recognized ratings agency and (xi) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)                                 Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)                                  The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Revolving Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Revolving Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Revolving Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term).  Agent and its Affiliates and the Revolving Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10                 Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Revolving Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Revolving Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Revolving Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11                 Patriot Act.  Each Revolving Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Revolving Lender to identify each Borrower in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual  background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.12                 Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.13                 USX as Agent for Borrowers.  Each Borrower hereby irrevocably appoints USX as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Revolving Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents (and any notice or instruction provided by Administrative Borrower shall be deemed to be given by Borrowers hereunder and shall bind each Borrower), (b) to receive notices and instructions from members of the Lender Group (and any notice or instruction provided by any member of the Lender Group to the Administrative Borrower in accordance with the terms hereof shall be deemed to have been given to each Borrower), and (c) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Revolving Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (ii) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.14                 No Novation.  From and after the Closing Date, this Agreement shall be binding on the Borrowers, the Guarantors, Agent, the Lenders and the other parties hereto, and the Existing Credit Agreement and the provisions thereof shall be amended, restated and replaced in their entirety by this Agreement and the provisions hereof, subject to the following provisions.  This Agreement shall not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement or discharge or release the Lien or priority of any Loan Document or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the

Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein.  Nothing implied in this Agreement or in any other document contemplated hereby shall be construed as a release or other discharge of any of the Loan Parties under any Loan Document from any of its obligations and liabilities as Borrower, guarantor or pledgor under any of the Loan Documents.

17.15                 Intercreditor Agreement.  Each Revolving Lender (a) hereby consents to the priority of the Liens securing the Obligations on the terms set forth in the Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) hereby authorizes and instructs Agent to enter into the Intercreditor Agreement.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

PARENT:	New Mountain Lake Holdings, LLC, a Nevada limited liability company

	By:	/s/ Lisa M. Pate
	Name:	Lisa M. Pate
	Title:	Manager, President, and Treasurer

BORROWERS:	U.S. Xpress Enterprises, Inc.,
a Nevada corporation

	By:	/s/ Ray M. Harlin
	Name:	Ray M. Harlin
	Title:	President, Treasurer, Chief Financial Officer, and Assistant Secretary

U.S. Xpress, Inc., a Nevada corporation

	By:	/s/ Ray M. Harlin
	Name:	Ray M. Harlin
	Title:	Assistant Secretary and Treasurer

Xpress Global Systems, Inc., a Georgia corporation,

	By:	/s/ Ray M. Harlin
	Name:	Ray M. Harlin
	Title:	Assistant Secretary

Total Logistics Inc., a Mississippi corporation

	By:	/s/ Ray M. Harlin
	Name:	Ray M. Harlin
	Title:	Secretary, Assistant Secretary, and Treasurer

[Signature Page to Amended and Restated Revolving Credit Agreement]

Total Transportation of Mississippi LLC, a Mississippi limited liability company

By:	/s/ Ray M. Harlin
Name:	Ray M. Harlin
Title:	Secretary, Assistant Secretary, and Treasurer

U.S. Xpress Leasing, Inc., a Tennessee corporation

By:	/s/ Ray M. Harlin
Name:	Ray M. Harlin
Title:	Assistant Secretary and Treasurer

Xpress Air, Inc., a Tennessee corporation

By:	/s/ Ray M. Harlin
Name:	Ray M. Harlin
Title:	Assistant Secretary

Xpress Holdings, Inc., a Nevada corporation

By:	/s/ Jane Greenberg
Name:	Jane Greenberg
Title:	Secretary & Treasurer

Associated Developments, LLC, a Tennessee limited liability company

By:	/s/ Ray M. Harlin
Name:	Ray M. Harlin
Title:	Vice Manager and Assistant Secretary

[Signature Page to Amended and Restated Revolving Credit Agreement]

TAL Power Equipment #1 LLC, a Mississippi limited liability company

By:	/s/ Ray M. Harlin
Name:	Ray M. Harlin
Title:	Secretary and Treasurer

TAL Power Equipment #2 LLC, a Mississippi limited liability company

By:	/s/ Ray M. Harlin
Name:	Ray M. Harlin
Title:	Secretary and Treasurer

TAL Real Estate LLC, a Mississippi limited liability company

By:	/s/ Ray M. Harlin
Name:	Ray M. Harlin
Title:	Secretary and Treasurer

TAL Van#1 LLC, a Mississippi limited liability company

By:	/s/ Ray M. Harlin
Name:	Ray M. Harlin
Title:	Secretary and Treasurer

Transportation Asset Leasing, Inc., a Mississippi corporation

By:	/s/ Ray M. Harlin
Name:	Ray M. Harlin
Title:	Secretary, Assistant Secretary, and Treasurer

[Signature Page to Amended and Restated Revolving Credit Agreement]

Transportation Investments, Inc., a Mississippi corporation

By:	/s/ Ray M. Harlin
Name:	Ray M. Harlin
Title:	Secretary, Assistant Secretary, and Treasurer

[Signature Page to Amended and Restated Revolving Credit Agreement]

AGENT:	Wells Fargo Bank, National Association, a national banking association, as Agent, Lead Arranger, Sole Book Runner

	By:	/s/ Andrew J. Currie
	Name:	Andrew J. Currie
Its Authorized Signatory

Regions Bank, as Syndication Agent

	By:	/s/ Stuart A. Hall
	Name:	Stuart A. Hall
Its Authorized Signatory

[Signature Page to Amended and Restated Revolving Credit Agreement]

REVOLVING LENDERS:	Wells Fargo Bank, National Association, as a Revolving Lender

	By:	/s/ Andrew J. Currie
	Name:	Andrew J. Currie
Its Authorized Signatory

Morgan Stanley Bank, N.A., as a Revolving Lender

	By:	/s/ Lisa Hanson
	Name:	Lisa Hanson
Its Authorized Signatory

Regions Bank, as a Revolving Lender

	By:	/s/ Stuart A. Hall
	Name:	Stuart A. Hall
Its Authorized Signatory

BMO Harris Bank N.A., as a Revolving Lender

	By:	/s/ Kara Goodwin
	Name:	Kara Goodwin
Its Authorized Signatory

U.S. Bank National Association, as a Revolving Lender

	By:	/s/ Scot Turner
	Name:	Scot Turner
Its Authorized Signatory

[Signature Page to Amended and Restated Revolving Credit Agreement]

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“1031 Exchange” means a “like-kind” exchange by a Person of personal property held by such Person for productive use in trade or business or for investment in accordance with Section 1031 of the IRC for purposes of deferring capital gains of such Person under the IRC.

“1031 Exchange Intermediary Account” means a Deposit Account of a Loan Party which is (a) maintained by a qualified exchange intermediary contracted with by such Loan Party, and (b) maintained solely for purposes of receipt of the Net Cash Proceeds received by such Loan Party in connection with a Permitted Disposition under clause (q) of the definition of “Permitted Dispositions”.

“45 Day Excess Availability” has the meaning specified therefor in the definition of 45 Day Average Excess Availability Conditions.

“45 Day Average Excess Availability Conditions” means (a) on the date of any proposed Acquisition, Investment or Restricted Payment, and after giving effect thereto, no Default or Event of Default shall exist or shall have occurred and be continuing or would result therefrom, (b) each of (x) the quotient obtained by dividing (i) the sum of each day’s Excess Availability during the 45-consecutive day period immediately preceding the proposed Acquisition, Investment or Restricted Payment by (ii) 45 (such quotient, the “45 Day Excess Availability”) and (y) Excess Availability on the date of the proposed Acquisition, Investment or Restricted Payment (in each case, calculated on a pro forma basis for such proposed Acquisition, Investment or Restricted Payment) is equal to or greater than the greater of (A) 17.5% of the Maximum Revolver Amount and (B) $23,625,000, (c) (i) as of the last day of the most recent month ended for which financial statements are required to be delivered under Section 5.1 prior to the date of any such proposed Acquisition, Investment or Restricted Payment, the Fixed Charge Coverage Ratio for Parent and its Subsidiaries for the immediately preceding twelve (12) consecutive months shall be at least 1.10 to 1.00 or (ii) each of (x) pro forma 45 Day Excess Availability and (y) pro forma Excess Availability calculated as of the day immediately preceding the date of the proposed Acquisition, Investment or Restricted Payment (but, in each case, calculated on a pro forma basis after giving effect to such proposed Acquisition, Investment or Restricted Payment and any Borrowing through and including the date of such proposed Acquisition, Investment or Restricted Payment) is greater than the greater of (A) 25% of the Maximum Revolver Amount and (B) $33,750,000 and (d) the Administrative Borrower shall have delivered a customary officer’s certificate to the Agent certifying as to compliance with the requirements of clauses (a) through (c).

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Debt” means Indebtedness of a Person whose assets or Equity Interests are acquired by a Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) was in existence prior to the date of such Permitted Acquisition, and (b) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

i

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Borrower” has the meaning specified therefor in Section 17.13 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided that for purposes of the definition of Eligible Accounts and Section 6.10 of the Agreement: (a) any Person who is a Permitted Holder, (b) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (c) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (d) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and the Revolving Lenders).

“Agent’s Liens” means the Liens granted by Parent, each Borrower or its Subsidiaries to Agent under the Loan Documents and securing the Obligations.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“Applicable Margin” means, in the case of Revolving Loans maintained with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed fiscal month; provided that for the period from the Closing Date through and including June 30, 2014, the Applicable Margin shall be set at the margin in the row styled “Level III”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level IV”:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	> $70,000,000	0.75 percentage points	1.75 percentage points
II	< $70,000,000 and > $50,000,000	1.00 percentage points	2.00 percentage points
III	< $50,000,000 and > $30,000,000	1.25 percentage points	2.25 percentage points
IV	< $30,000,000	1.50 percentage points	2.50 percentage points

The Applicable Margin shall be re-determined as of the first day of each fiscal month of Borrowers.  All “Average Excess Availability” levels shall be adjusted proportionately to reflect the same respective percentages of the Maximum Revolver Amount based upon the amount of any incremental facility.

“Applicable Unused Line Fee Percentage” means, as of any date of determination, the applicable percentage set forth in the following table that corresponds to the Average Revolver Usage (calculated exclusive of any Swing Loans) of Borrowers for the most recently completed month as determined by Agent; provided that for the period from the Closing Date through and including June 30, 2014, the Applicable Unused Line Fee Percentage shall be set at the rate in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Unused Line Fee Percentage shall be set at “Level II”:

Level	Average Revolver Usage	Applicable Unused Line Fee Percentage
I	> 50% of the total Commitments	0.250
II	< 50% of the total Commitments	0.375

The Applicable Unused Line Fee Percentage shall be re-determined on the first date of each month by Agent.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Asset Review and Approval Conditions” means, with respect to any Permitted Acquisition, in respect of which the Eligible Accounts, Eligible Real Property or Eligible Rolling Stock acquired therein or thereby are requested to be included in the Borrowing Base, Agent shall have completed its review of such assets, including, without limitation, field examinations, audits, appraisals and other due diligence as Agent shall in its Permitted Discretion require; it being acknowledged and agreed that, (1) such additional assets, if any, to be included in the Borrowing Base may be subject to Reserves with respect thereto in the Agent’s Permitted Discretion, and (2) prior to the inclusion of any additional assets in the Borrowing Base, all actions shall have been taken to ensure that Agent has a perfected and continuing first-priority security interest in and Lien on such assets (to the extent otherwise required herein), subject to post-closing Liens in Agent’s Permitted Discretion.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrowers to Agent.

“Availability” means, as of any date of determination, the sum of (a) the lesser of (i) the Maximum Revolver Amount, and (ii) the Borrowing Base (as calculated pursuant to Section 2.1), in each case, less (b) Revolver Usage less (c) the aggregate amount of reserves established by Agent under Section 2.1(c) of the Agreement (after giving effect to the then outstanding Revolver Usage).

“Available Borrowing Base Increase Amount” means, an amount calculated by Agent as the Borrowing Base availability under clauses (b) and/or (c) under the definition of the term Borrowing Base based upon the first Borrowing Base Certificate that includes either or both asset classes described in clauses (b) and (c) under the definition of the term Borrowing Base; provided that Available Borrowing Base Increase Amount shall not be recalculated (i.e. neither reduced nor increased) after the delivery of the first such Borrowing Base Certificate, including because an asset class not previously added to the Borrowing Base is thereafter included.

“Available Borrowing Base Increase Amount Conditions” means, the satisfaction of each of the following conditions:  (i) assets described in clauses (b) and/or (c) of the definition of the term Borrowing Base are included in the calculation of Borrowing Base, (ii) Agent has a first priority security interest and lien upon the assets class(es) included in the definition of the term Borrowing Base and such lien has been perfected (except as provided under Section 5.15(b) with respect to Rolling Stock Collateral) and (iii) each of the Revolving Lenders and Agent consent to the inclusion of the Available Borrowing Base Increase Amount in the calculation of Available Revolver Increase Amount.

“Available Revolver Increase Amount” means, as of any date of determination, an amount equal to the result of (a) (i) $60,000,000 plus (ii) solely to the extent each of the Term Loan Credit Agreement and the Intercreditor Agreement are amended to permit such borrowings and subject to the satisfaction of the Available Borrowing Base Increase Amount Conditions, the Available Borrowing Base Increase Amount minus (b) the aggregate principal amount of Increases to the Commitments previously made pursuant to Section 2.14 of the Agreement.

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Average Revolver Usage” means, with respect to any period, the sum of the aggregate amount of Revolver Usage for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bank Product” means any one or more of the following financial products or accommodations extended to a Borrower or its Subsidiaries by a Bank Product Provider:  (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, (f) merchant store value cards and e-payables services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by a Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by each Borrower and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Revolving Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Revolving Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a Borrower or its Subsidiaries; provided in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to a Borrower or its Subsidiaries.

“Bank Product Provider” means any Revolving Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product (a) with respect to Lenders existing as of the Closing Date who have existing Bank Products with a Loan Party, on or before the Closing Date, or (b) after the Closing Date, within 10 days after the provision of such Bank Product to a Borrower or its Subsidiaries; provided further, that if, at any time, a Revolving Lender ceases to be a Revolving Lender under the Agreement, then, from and after the date on which it ceases to be a Revolving Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, in form and substance satisfactory to Agent, duly executed by the applicable Bank Product Provider, Borrowers, and Agent.

“Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of each Borrower and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding, provided that if an Event

v

of Default or a Cash Dominion Period shall exist or would result therefrom, Agent shall not be required to establish such reserve.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Parent, any Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Revolving Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of an Extraordinary Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a)           85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve,

plus

(b)           the lower of

(i) 95% of the net book value of aggregate Eligible Rolling Stock; and

(ii) 75% of the Net Recovery Percentage multiplied by the Value of Eligible Rolling Stock; provided that with respect to any Eligible Rolling Stock that has not been subject to an appraisal, (x) if such Eligible Rolling Stock is “new”, 75% of the hard cost (including federal excise tax to the extent such tax has been included in such hard cost value thereof, but net of delivery charges, sales tax and other costs incidental to the purchase thereof), or (y) if such Eligible Rolling Stock is “used” and not new, 95% of the net book value of such Eligible Rolling Stock, provided further that Agent shall have the right in its Permitted Discretion to conduct interim appraisals, at Borrower’s expense, with respect to such “used” Rolling Stock;

provided that Eligible Rolling Stock that is For Sale Rolling Stock shall not account for more than $3,000,000 of Availability;

plus

(c)           60% of the appraised fair market value of Eligible Real Property; provided that the amount of the Eligible Real Property shall amortize monthly on a ten year straight-line basis, beginning on the first day of the calendar month in which it is included in the Borrowing Base; less

(d)           in each case, the aggregate amount of reserves established by Agent under Section 2.1(c) of the Agreement, including the Rolling Stock Reserve;

provided that:

(x)           Borrowing Base shall not include clauses (b) and/or (c) above until such time as (i) each of the Revolving Lenders and Agent consent in accordance with the provisions of Section 14.1, after the Closing Date, to include the applicable assets described in clauses (b) and/or (c) above in the calculation of the Borrowing Base, (ii) subject to Section 5.15(b), Agent has a first priority perfected security interest and lien upon the applicable asset classes include clauses (b) and/or (c) above, (iii) Agent shall have completed all required or necessary field examinations and appraisals with respect to the asset classes included in clauses (b) and/or (c) above, (iv) Borrowers shall have delivered a Borrowing Base Certificate that includes Borrowing Base calculations with respect to the assets classes included in clauses (b) and/or (c) above, (v) in connection with the inclusion of clause (b) in the Borrowing Base, Agent shall have receive a duly executed Rolling Stock Custodian Agreement, (vi) the Term Loan Credit Agreement is terminated and (vii) in connection with the inclusion of clause (b) in the Borrowing Base, Agent shall have received an “all” asset security interest grant, subject to customary exceptions agreed in the Guaranty and Security Agreement;

(y)           if the assets acquired in any Permitted Acquisition are intended to be included in the Borrowing Base, prior to any such inclusion, (i) Agent shall be provided with such information as it shall reasonably request to complete their evaluation of any such Collateral and (ii) the Asset Review and Approval Conditions shall have been satisfied; provided further, with respect to Eligible Real Property, any appraisal of such property after the initial appraisal may reduce the value for purposes of calculating the Borrowing Base, but may not increase such value; and

(z)           (i) a maximum of 35% of the aggregate amount of Commitments shall be attributable to Eligible Rolling Stock, and (ii) a maximum of $20,000,000 of the Borrowing Base shall be attributable to Eligible Real Property.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, (a) the additions to property, plant and equipment and other capital assets of Administrative Borrower and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of Administrative Borrower for such period prepared in accordance with GAAP, or have a useful life of more than one year and (b) Capital Lease Obligations incurred by Administrative Borrower and its Subsidiaries during such period. For the avoidance of doubt, Capital Expenditures includes any capital expenditures funded with Indebtedness.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Period” means the period commencing from the date (a) an Event of Default has occurred and is continuing, or (b) Excess Availability is less than the greater of (i) 12.5% of the Maximum Revolver Amount and (ii) $16,875,000, to the date (x) if such Cash Dominion Period was triggered by clause (a) above, the date that all Events of Default have been cured or waived, and (y) if such Cash Dominion Period was triggered by clause (b) above, such time as Excess Availability has at all times been greater than the greater of (i) 12.5% of the Maximum Revolver Amount and (ii) $16,875,000 for forty-five (45) consecutive days; provided that in no event may a Cash Dominion Period cease to exist or cease to continue more than three (3) times during the term of the Agreement.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than 7 days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of 6 months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“Certificate of Title” or “certificate of title” means a certificate of title or a manufacturer’s statement of origin with respect to a unit of Rolling Stock

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that:

(a) Permitted Holders fail to own and control, directly or indirectly, 65%, or more, of the Equity Interests of Parent entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 33%, or more, of the Equity Interests of Parent  entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Parent,

(c) a majority of the members of the Board of Directors of Administrative Borrower do not constitute Continuing Directors,

(d) Parent fails to own and control, directly or indirectly, 100% of Equity Interests of each Borrower (except Transportation Investments Inc. and its subsidiaries, Transportation Assets Leasing Inc. and its subsidiaries, and Total Logistics Inc., for which the applicable percentage will be 90% of the Equity Interests); provided, however, that the issuance of up to 10% (in the aggregate) of the Equity Interests of any Subsidiary of Parent to its management personnel in connection with customary employment related practices shall not cause a Change of Control, or

(e) a “Change in Control” (or a comparable defined term) under the Term Loan Credit Agreement.

“Change in Law” means the occurrence after the date of the Agreement of:  (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy or liquidity requirements promulgated by the

Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent, any Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Revolving Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Borrower’s or its Subsidiaries’ books and records, Equipment, Inventory, or Rolling Stock, in each case, in form and substance reasonably satisfactory to Agent.

“Commitment” means, with respect to each Revolving Lender, its Commitment, and, with respect to all Revolving Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Revolving Lender became a Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.  As of the Closing Date, the aggregate amount of Commitment is $135,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9 of the Agreement.

“Consolidated Net Capital Expenditures” means, with respect to Administrative Borrower and its Subsidiaries for any fiscal period, the sum of, without duplication, all Capital Expenditures minus the net cash proceeds (including trade-in credits) of dispositions of such assets during such fiscal period.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Administrative Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Administrative Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

x

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Copyright Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning specified therefor in Section 2.6(c) of the Agreement.

“Defaulting Lender” means any Revolving Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement within 1 Business Day of the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified Borrowers, Agent, or any Revolving Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 2 Business Days after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement (provided that such Revolving Lender shall cease to be a Defaulting Lender pursuant to this clause, (d) upon written confirmation by Agent and Borrower, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, unless the subject of a good faith dispute, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Revolving Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Revolving Lender with immunity from the jurisdiction of courts within the United States or Canada or from the enforcement of judgments or writs of attachment on its assets or permit such Revolving Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Revolving Lender.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Administrative Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrowers to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrowers to Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior six (6) months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date; provided, however, that the issuance of up to 10% (in the aggregate) of the Equity Interests of Parent or any Subsidiary to management personnel that are not Permitted Holders (so long as such Equity Interests otherwise would constitute Qualified Equity Interests) shall not be deemed Disqualified Equity Interests solely because it may be required to be repurchased by Parent or its Subsidiaries in order to satisfy any customary employment related optional and mandatory cash repurchase requirements provided that such repurchases are otherwise permitted by the terms of the Agreement.

“Dollars” or “$” means United States dollars.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Driver” means an operator of a motor vehicle.

“Driver Contract” means any contract, agreement or arrangement between a Loan Party and a Driver for the operation of a motor vehicle owned or leased by such Loan Party.

“Driver Payables” means all amounts owed by any Loan Party to a Driver under the terms of a Driver Contract between such Loan Party and such Driver.

“EBITDA” means, with respect to any fiscal period, in each case, determined on a consolidated basis in accordance with GAAP:

(a)  Administrative Borrower and its Subsidiaries consolidated net earnings (or loss),

minus

(b)  without duplication, the sum of the following amounts of Administrative Borrower and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)         extraordinary, unusual or non-recurring gains or items of income for such period including any gain in respect of the items referred to in clause (c)(ix) below,

(ii)        interest income,

(iii)       all non-cash items increasing consolidated net earnings for such period (excluding (A) routine accruals for future cash items of income in the ordinary course of business and (B) any such non-cash item to the extent it represents a reversal of an accrual or reserve for a potential cash item in any prior period), and

(iv)       federal, state, local and foreign income tax or franchise tax credits for such period,

plus

(c)  without duplication, the sum of the following amounts of Administrative Borrower and its Subsidiaries for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)            any extraordinary, unusual, or non-recurring non-cash losses or expenses (except to the extent representing an accrual or reserve for potential cash items in any future period or amortization of a cash item that was prepaid in a prior period),

(ii)           Interest Expense,

(iii)          tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv)          depreciation and amortization for such period (including, any amortization of an asset recorded as a capitalized lease),

(v)           non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(vi)          one-time, non-cash restructuring charges (except to the extent representing an accrual or reserve for potential cash items in any future period or amortization of a cash item that was prepaid in a prior period),

(vii)         non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(viii)        non-cash deferred debt amortization expense, early extinguishment of debt expense, original issue discount amortization or similar amounts attributable to financing,

(ix)          non-cash losses on sales of fixed assets or write-downs of fixed or intangible assets,

(x)           all expenses relating to (A) the disposition of the stock and certain assets associated with the business of ATS Acquisition Holding Company and its subsidiaries and the Permitted Xpress Global Sale, if any, in the aggregate amount not to exceed $1,000,000 and (B) the financing transactions initiated in fiscal year 2013 in the aggregate amount not to exceed $1,000,000,

(xi)          the costs and expenses associated with the termination of the SunTrust Credit Facility and the closing of the transactions contemplated by the Term Loan Credit Agreement and this Agreement, and

(xii)         other non-cash items approved by the Agent in its Permitted Discretion, in each case, determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating EBITDA for any period of 12 consecutive months (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), any Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period.

“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of such Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date.  In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates.  Eligible Accounts shall not include the following:

(a)  Accounts that the Account Debtor has failed to pay within ninety (90) days of original invoice date or Accounts with selling terms of more than sixty (60) days,

(b)  Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)  Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,

(d)  Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)  Accounts that are not payable in Dollars,

(f)  Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof, or Canada, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent; provided, however, that any Account of a Subsidiary of Proctor & Gamble, Continental Tire, or any other Person designated by Agent in its Permitted Discretion located in Mexico shall be considered an Eligible Account unless otherwise ineligible under another clause of this definition; provided that Availability with respect to all such Accounts shall not exceed $5,000,000 at any one time,

(g)  Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrowers have complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h)  Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)  Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided that in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)  Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)  Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l)  Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m)  Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor; provided that Accounts which satisfy all of the other criteria described in this definition and would be deemed ineligible solely because of the failure to comply with this clause (m) shall nevertheless be eligible in an aggregate amount not to exceed at any time twenty-five percent (25%) of all otherwise Eligible Accounts if (i) the Account Debtor has not been billed but the goods giving rise to such Account have been shipped and/or the services have been completed, and (ii) the Accounts have been unbilled from the date of shipment or performance, as applicable, for not more than fourteen (14) days,

(n)  Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity, or

(o)  Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services.

“Eligible Real Property” means, Real Property Collateral owned by a Borrower:

(a) that is acceptable in the Permitted Discretion of the Agent for inclusion in the Borrowing Base;

(b) in respect of which an existing appraisal report has been delivered to the Agent;

(c) in respect of which the Agent is satisfied in its Permitted Discretion that all actions necessary or desirable pursuant to Section 5.12, in order to create a perfected first priority Lien in favor of Agent on such Real Property Collateral have been taken, including, the filing and recording of Mortgages;

(d) in respect of which an environmental assessment report has been completed and delivered to Agent in form and substance reasonably satisfactory to the Agent and which does not indicate any material pending, threatened or existing Environmental Liability, or material noncompliance with any Environmental Law, in any case which could reasonably be expected to impair the value of such Real Property Collateral in any material respect or result in any material liability to the owner thereof, except (in the case of any such Real Property Collateral) to the extent a Reserve has been imposed by Agent in its Permitted Discretion with respect to such Environmental Liability or such non-compliance with Environmental Law;

(e) which is adequately protected by Title Insurance;

(f) with respect to which Agent has received a Flood Certificate; and

(g) with respect to which Agent has received a Real Property Survey and a Mortgage Opinion.

“Eligible Rolling Stock” means Rolling Stock constituting trailers and tractors that is (i) owned by any of the Borrowers, (ii) either subject to a valid certificate of title or if not so subject has been fully assembled and delivered to a Borrower and is subject to a manufacturer’s statement of origin that can be delivered to the applicable titling authority to promptly cause such Rolling Stock to become titled, and (iii) either (A) in respect of which the Agent is satisfied in its Permitted Discretion that all actions necessary or desirable pursuant to Section 5.15, in order to create a perfected first priority Lien in favor of Agent on such Rolling Stock have been taken, (B) until the date 60 days after the date of this Agreement (or such later date as the Agent may allow in its Permitted Discretion) all Rolling Stock subject to the process described in Section 5.15(b).

“Eligible Transferee” means (a) any Revolving Lender (other than a Defaulting Lender), any Affiliate of any Revolving Lender and any Related Fund of any Revolving Lender; and (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (d) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (f) during the continuation of an Event of Default, any other Person approved by Agent excluding any Loan Party or Affiliate of a Loan Party; provided that an Eligible Transferee shall not include any “lender” or “secured party” or “agent” under the Term Loan Credit Agreement unless such Person is a Revolving Lender on the Closing Date; provided further that this foregoing prohibition shall not prohibit “lender” or “secured party” or “agent” under the Term Loan Credit Agreement from purchasing 100% (but not less than 100%) of the Obligations as provided in the Intercreditor Agreement.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, (a) that is or within the preceding six (6) years has been sponsored, maintained or contributed to by any Loan Party or ERISA Affiliate or (b) to which any Loan Party or ERISA Affiliate has, or has had at any time within the preceding six (6) years, any liability, contingent or otherwise.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses whereby any properties, assets or businesses of any Loan Party or any of its Subsidiaries are affected, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of any Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent, any Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interest” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent, any Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent, any Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent, any Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent, any Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Parent, such Borrower or its Subsidiaries under IRC Section 414(o).

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to (1) the then effective Availability minus (2) the aggregate amount, if any, of all trade payables of Borrowers and their Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Borrowers and their Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Excess Availability Test” means that Excess Availability, as of any date of determination, shall not be less than the greater of (i) 12.5% of the Maximum Revolver Amount and (ii) $16,875,000.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Entities” mean, each of, Parker Global Enterprises, Inc., Mountain Lake Risk Retention Group, Inc., Xpress Assurance, Inc. and Choo Choo Aero, LLC; provided that no wholly owned subsidiary (other than an insurance subsidiary) or any entity that is not an “Excluded Entity” under the Term Loan Credit Agreement shall be deemed to be an “Excluded Entity”.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Hedge Obligation if, and to the extent that, all or a portion of the Obligations of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Hedge Obligation (or any Obligations thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Obligations of such Loan Party or the grant of such security interest becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Revolving Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Revolving Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Revolving Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Revolving Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Revolving Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Revolving Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement, dated as of October 7, 2013 by and among the Lenders identified on the signature pages thereof the Agent, Syndication Agent, Parent, USX, and the Subsidiaries of USX identified on the signature pages thereof.

“Existing Letters of Credit” means the Letters of Credit identified on Schedule E-1.

“Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.

“Extraordinary Receipts” means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and proceeds of insurance (other than proceeds of insurance in respect of Rolling Stock Collateral not to exceed $5,000,000 or other Equipment or proceeds of insurance required to be paid to third parties); and (b) if an Event of Default has occurred and is continuing, any payments received by any Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, and proceeds of insurance (other than proceeds of insurance in respect of Rolling Stock Collateral not to exceed $5,000,000 or other Equipment or proceeds of insurance required to be paid to third parties), and (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries, (iii) any purchase price adjustment received in connection with any purchase agreement and (iv) cash surrender value of life insurance policies (including any key man life insurance proceeds).

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, among Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Period” means a period which shall commence on the first date upon which the Excess Availability Test shall not be satisfied, to the date on which the Excess Availability Test has been satisfied at all times for a period of at least forty-five (45) consecutive days.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Administrative Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum of (a) Interest Expense required to be paid in cash, (b) scheduled amortization of principal payments on funded Indebtedness required to be paid in cash (other than “balloon” payments at maturity made with the proceeds of Refinancing Indebtedness or of the disposition of capital assets secured by funded Indebtedness during the period, mandatory prepayments of funded Indebtedness, optional prepayments of funded Indebtedness, or payments that reduce the balance of the Revolving Loans hereunder), (c) the aggregate amount of Federal, state, local and foreign income or franchise taxes required to be paid in cash, and (d) any Restricted Payments or payments of principal or interest previously paid-in-kind on the Management Note.

“Fixed Charge Coverage Ratio” means, with respect to the Borrower and its Subsidiaries for any fiscal period, the ratio of (a) EBITDA minus Consolidated Net Capital Expenditures other than to the extent they (x) are financed or (y) are capital expenditures for lease retirement due to casualty loss to the extent included in consolidated net earnings, to (b) Fixed Charges.

“Flood Certificate” means a “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function.

“Flood Hazard Property” means any Real Estate Asset subject to a Mortgage in favor of Agent, for the benefit of the Lender Group, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Flood Program” means the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flow of Funds Agreement” means a flow of funds agreement, dated as of even date herewith, in form and substance reasonably satisfactory to Agent, executed and delivered by each Loan Party and Agent.

“For Sale Rolling Stock” has the meaning specified therefor in Section 5.15(c) of the Agreement.

“Foreign Lender” means any Revolving Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each Subsidiary of each Borrower (other than those Subsidiaries that are Borrowers), (b) Parent, and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement; provided that in no event will any of the following be a Guarantor:  (i) Excluded Entities and (ii) any CFC or Subsidiary thereof, unless they are (or become) a Guarantor under the Term Loan Credit Agreement.

“Guaranty and Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each of the Borrowers and each of the Guarantors to Agent.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act in respect of Hedge Agreements entered into with one or more of the Hedge Providers, except that the Obligations of any Guarantor (other than the Parent) shall exclude Excluded Swap Obligations with respect to such Guarantor.

“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Provider” means any Revolving Lender or any of its Affiliates; provided that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Borrower or its Subsidiaries; provided further, that if, at any time, a Revolving Lender ceases to be a Revolving Lender under the Agreement, then, from and after the date on which it ceases to be a Revolving Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Increase” has the meaning specified therefor in Section 2.14.

“Increase Date” has the meaning specified therefor in Section 2.14.

“Increase Joinder” has the meaning specified therefor in Section 2.14.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money (including all obligations under the Term Loan Credit Agreement and the Management Note), (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of October 7, 2013, executed and delivered by Parent, each Borrower, each of the other Loan Parties, and Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of even date herewith between Agent and the Term Loan Agent.

“Interest Expense” means, for Administrative Borrower and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, the sum of (a) total interest expense and amortization of debt discounts in respect of any Indebtedness, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period) including in respect of this Agreement during such period plus (b) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of Borrowers and with the consent of Agent, agrees, in such Revolving Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement, and Issuing Bank shall be a Revolving Lender.

“Landlord Reserve” means, as to each location at which a Borrower has Rolling Stock Collateral or books and records located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to the greater of (a) the number of month’s rent for which the landlord will have, under applicable law, a Lien in any material Collateral of such Borrower to secure the payment of rent or other amounts under the lease relative to such location, and (b) three (3) months’ rent under the lease relative to such location.

“Lead Arranger” has the meaning set forth in the preamble to the Agreement.

“Lender Group” means each of the Revolving Lenders (including Issuing Bank and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by any Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent and Wells Fargo in connection with the Lender Group’s transactions with Parent, each Borrower and its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Parent, any Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of any Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the Agreement, (h) Agent’s and each Revolving Lender’s reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Parent, any Borrower or any of its Subsidiaries, (i) Agent’s and Wells Fargo’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Revolving Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent, any Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Revolving Lender, such Revolving Lender, together with such Revolving Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then-existing Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% of the then-existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Revolving Lender, such Revolving Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of the Agreement.

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Agreement.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means the rate per annum rate appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page ICE LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” shall mean any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Guaranty and Security Agreement, the Intercompany Subordination Agreement, any Issuer Documents, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Intercreditor Agreement, the Reaffirmation Agreement, the Rolling Stock Custodian Agreement, any note or notes executed by Borrowers in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Parent, any Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Management Note” shall mean that certain Subordinated Unsecured Promissory Note, dated as of May 31, 2013 issued by USX to XPLP, LLC (“XPLP”), as amended by that certain (i) First Amendment to Subordinated Unsecured Promissory Note, dated October 7, 2013, by and among Borrower, XPLP, and SunTrust Bank, in its capacity as Senior Agent, and (ii) Second Amendment to Subordinated Unsecured Promissory Note, dated as of May 30, 2014, by and among USX, XPLP and Term Loan Agent.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrowers and their Subsidiaries, taken as a whole, (b) a material impairment of Borrowers’ and their Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to all or a material portion of the Collateral.

“Material Contract” means (a) any customer contract, which in the aggregate accounts for 5% or greater of the aggregate annual revenue of Administrative Borrower and its Subsidiaries and (b) each contract or agreement, the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Maturity Date” means (a) with respect to the Revolving Loans, the earliest of (i) the five (5) year anniversary of the Closing Date and (ii) the date that is 60-days’ prior to the earliest maturity date of the Term Loan Credit Agreement.

“Maximum Revolver Amount” means $135,000,000 plus any increase in Commitments made in accordance with Section 2.14 of the Agreement, minus any reduction in Commitments made in accordance with Section 2.4(e) of this Agreement.

“Mexico Rolling Stock Reserve Percentage” means, for any fiscal quarter, a percentage obtained by dividing (a) the total number of trailers constituting Eligible Rolling Stock that are located in Mexico on the last Business Day of the immediately preceding fiscal quarter by (b) the total number of trailers constituting Eligible Rolling Stock on such date.

“Mexico Rolling Stock Reserve” means at any time during a fiscal quarter, the product of (a) the Mexico Rolling Stock Reserve Percentage for such fiscal quarter multiplied by (b) the amount equal to seventy-five percent (75%) of the product of (i) Net Recovery Percentage for trailers multiplied by (ii) the Value of trailers constituting Eligible Rolling Stock at such time.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgage Opinion” means a letter of opinion from counsel with respect the state in which the Real Property Collateral is located, regarding the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to Agent.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or one of its Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA with respect to which any Loan Party or ERISA Affiliate has an obligation to contribute or has any liability, contingent or otherwise or could be assessed withdrawal liability assuming a complete withdrawal from any such multiemployer plan.

“Net Cash Proceeds” means:

(a)  with respect to any sale or disposition by Parent, any Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent, such Borrower or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Revolving Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent, such Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by such Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent, any Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(e) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b)  with respect to the issuance or incurrence of any Indebtedness by Parent, any Borrower or any of its Subsidiaries, or the issuance by Parent, any Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent, such Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent, such Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Parent, such Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent, any Borrower or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Orderly Liquidation Value” or “NOLV” means, as to the Rolling Stock Collateral of the Loan Parties, at any time, the value of such Rolling Stock Collateral, determined on an orderly liquidation basis, reduced by commissions, fees, costs and expenses contemplated in connection with the liquidation thereof, as set forth in the most recent appraisal thereof delivered to Agent in accordance with Section 5.7(b) of the Agreement.

“Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the aggregate expected recovery in respect of the Rolling Stock Collateral on a Net Orderly Liquidation Value basis as reflected in the most recent appraisal, and (b) the denominator of which is the net book value of the aggregate amount of the Rolling Stock Collateral subject to such appraisal.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting Lender” means each Revolving Lender other than a Defaulting Lender.

“Notification Event” means (a) the occurrence of a “reportable event” described in Section 4043 of ERISA for which the 30-day notice requirement has not been waived by applicable regulations issued by the PBGC, (b) the withdrawal of any Loan Party or ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC or any Pension Plan or Multiemployer Plan administrator, (e) any other event or condition that would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to the IRC or ERISA in connection with any Employee Benefit Plan or the existence of any facts or circumstances that could reasonably be expected to result in the imposition of a Lien, (g) the partial or complete withdrawal of any Loan Party or ERISA Affiliate from a Multiemployer Plan (other than any withdrawal that would not constitute an Event of Default under Section 8.12), (h) any event or condition that results in the reorganization or insolvency of a Multiemployer Plan under Sections of ERISA, (i) any event or condition that results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b) or the determination that any Multiemployer Plan is or is expected to be insolvent or in reorganization within the meaning of Title IV of ERISA, (l) with respect to any Pension Plan, any Loan Party or ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e), (m) an “accumulated funding deficiency” within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) or the failure of any Pension Plan or Multiemployer Plan to meet the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA), in each case, whether or not waived, (n) the filing of an application for a waiver of the minimum funding standards within the meaning of the IRC or ERISA (including Section 412 of the IRC or Section 302 of ERISA) with respect to any Pension Plan or Multiemployer Plan, (o) the failure to make by its due date a required payment or contribution with respect to any Pension Plan or Multiemployer Plan, (p) any event that results in or could reasonably be expected to result in a material liability by a Loan Party pursuant to Title I of ERISA or the excise tax provisions of the IRC relating to Employee Benefit Plans or any event that results in or could reasonably be expected to result in a material liability to any Loan Party or ERISA Affiliate pursuant to Title IV of ERISA or Section 401(a)(29) of the IRC, or (q) any of the foregoing is reasonably likely to occur in the following 30 days.

“Obligations” means (a) all loans (including the Revolving Loans (inclusive of Extraordinary Advances and Swing Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations.  Without limiting the generality of the foregoing, the Obligations of Borrowers under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Lender Group Expenses, (vi) fees payable under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Loan Party under any Loan Document.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11.

“Parent” has the meaning specified therefor in the preamble to the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning specified therefor in Section 13.1(i) of the Agreement

“Patent Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code

sponsored, maintained, or contributed to by any Loan Party or ERISA Affiliate or to which any Loan Party or ERISA Affiliate has any liability, contingent or otherwise.

“Perfection Certificate” means a certificate in the form of Exhibit P-1 to the Agreement.

“Permitted Acquisition” means any Acquisition so long as:

(a)  no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)  no Indebtedness will be assumed as a result of such Acquisition, other than Acquired Debt; provided that on the date thereof, Borrowers and their Subsidiaries would have been in compliance on a pro forma basis with the financial covenant in Section 7 of the Agreement (whether or not a Financial Covenant Period is in effect) for the 12-month period ended at least 20 days prior to the proposed date of consummation of such proposed Acquisition and to the extent such Acquired Debt is secured by a Lien, such Liens do not extend to any Collateral,

(c)  Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Borrowers and their Subsidiaries (i) would have been in compliance with the financial covenant in Section 7 of the Agreement  (whether or not a Financial Covenant Period is in effect) for the 12-month period ended at least 20 days prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenant in Section 7 of the Agreement  (whether or not a Financial Covenant Period is in effect) for the most recent period ended one year after the proposed date of consummation of such proposed Acquisition,

(d)  Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1-year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonable and customary for transactions of such type, as reasonably determined by Agent,

(e)  the 45 Day Average Excess Availability Conditions are satisfied on a pro forma basis both before and after giving effect to such Acquisition,

(f)  the assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g)  if the aggregate consideration for the proposed Acquisition is greater than $50,000,000, Borrowers have provided Agent with written notice of the proposed Acquisition at least 10

Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents shall be reasonable and customary for transactions of such type, as reasonably determined by Agent,

(h)  the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrowers and their Subsidiaries or a business reasonably related thereto,

(i)  the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within continental United States and Canada or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within continental United States and Canada; provided that nothing herein shall prevent any non-Loan Party from consummating an Acquisition of a Person or assets located in Mexico,

(j)  such Acquisition was not preceded by an unsolicited tender offer for Equity Interest by, or proxy initiated by an unsolicited tender offer for such Equity Interest by, or proxy contest initiated by any Loan Party or its Subsidiaries, and

(k)  the subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Loan Party shall have complied with Section 5.11 or Section 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties;

provided that, any non-Loan Party may consummate an Acquisition of a Person or assets located in Mexico and such Acquisitions shall constitute a Permitted Acquisition, so long as it satisfies other criteria of this definition.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of property that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of Parent, Borrowers and their Subsidiaries,

(b) sales of Inventory and For Sale Rolling Stock to buyers in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of any Borrower or its Subsidiaries in the ordinary course of business,

(j) the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of (i) Parent, or (ii) any Borrower or Subsidiary to management in accordance with the final proviso under the definition of Disqualified Equity Interests,

(k) (i) the lapse of registered patents, trademarks, copyrights and other intellectual property of Parent, any Borrower or any of its Subsidiaries to the extent not economically desirable in the conduct of its business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l)  the making of Restricted Payments that are expressly permitted to be made pursuant to the Agreement,

(m)  the making of Permitted Investments,

(n) so long as no Event of Default has occurred and is continuing or would immediately result therefrom, the transfer of assets (i) from any Borrower or any of its Subsidiaries to a Loan Party (other than Parent) or (ii) from any Subsidiary of any Borrower that is not a Loan Party to any other Subsidiary of any Borrower,

(o)  so long as no Event of Default has occurred and is continuing or would immediately result therefrom, the sale of substantially all of the assets or Equity Interests of any Borrower (other than Administrative Borrower) or their Subsidiaries; provided that (i) at least 75% of the consideration received in such sale is in the form of cash and (ii) the Net Cash Proceeds from such disposition are used to prepay the outstanding principal amount of the Obligations pursuant to Section 2.4(e)(ii); provided, further that (x) the aggregate revenue of such Borrower for the 12 month period ended 20-days prior to the date of such sale is less than 15% of the aggregate revenue of Administrative Borrower and its Subsidiaries for such period and (y) the cash consideration to be paid to Agent with respect to Collateral is not less than the greater of (x) 100% of the purchase price allocated to such Borrowing Base assets and (y) the amount of the Borrowing Base attributable to such Borrowing Base assets that are subject to such sale,

(p)  sales or other dispositions by any Loan Party of Rolling Stock Collateral (other than For Sale Rolling Stock) of such Loan Party; provided that after Rolling Stock is included in the Borrowing Base, as to each and all such sales or other dispositions: (i) as to any such sale or other disposition involving Rolling Stock Collateral to be sold or otherwise disposed of for $5,000,000 or more, Agent shall have received not less than five (5) Business Days prior written notice of such sale or other disposition, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such sale or other disposition, the Rolling Stock Collateral to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Agent may request, (ii) as of the date of any such sale or other disposition and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) such sale or other disposition shall be on commercially reasonable prices and terms in a bona fide arm’s-length transaction, (iv) if as of the date of any such sale or other disposition and after giving effect thereto, a Cash Dominion Period shall exist or have occurred and be continuing, then (x) the aggregate amount of the cash consideration received by the Loan Parties in respect of all such sales or other dispositions during the week of such sale or other disposition shall be an amount equal to or greater than 75% of the Net Orderly Liquidation Value of the Rolling Stock Collateral subject to all such sales or other dispositions during such week and (y) if requested by Agent, Borrowers shall deliver to Agent true, correct and complete copies of all of the agreements, documents and instruments related to such sale or other disposition, in each case duly authorized, executed and delivered by the parties thereto, and (v) the Net Cash Proceeds payable or delivered to such Loan Party in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Agent in accordance with the terms of Section 2.4(e)(ii) of the Agreement,

(q)  the exchange of (x) prior to the inclusion of Rolling Stock in the Borrowing Base, the Rolling Stock and (y) after the inclusion of Rolling Stock in the Borrowing Base, the Rolling Stock Collateral for Rolling Stock not constituting Collateral; provided that as to each and all such sales or other dispositions so long as (i) to any such exchange for $2,500,000 or more, Agent shall have received not less than 5 Business Days prior written notice of such exchange, which notice shall set forth in reasonable detail satisfactory to Agent, the parties to such exchange and such other information with respect thereto as Agent may request (provided that this clause (i) shall only apply after the inclusion of Rolling Stock in the Borrowing Base), (ii) as of the date of any such exchange and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) such exchange constitutes a 1031 Exchange, (iv) the applicable Loan Parties shall have complied with Sections 5.12 and 5.15 of the Agreement promptly following such exchange, (v) on a pro forma basis after giving effect to such disposition, the Excess Availability Test shall be satisfied, or in the event the Excess Availability Test is not satisfied, Borrowers shall certify to Agent that on a pro forma basis after giving effect to the proposed disposition, the Revolver Usage does not exceed the Borrowing Base, as re-calculated in accordance with Section 2.1 hereof and (vi) if requested by Agent, Borrowers shall deliver to Agent true, correct and complete copies of all of the agreements, documents and instruments related to such exchange, in each case duly authorized, executed and delivered by the parties thereto,

(r)            the expiration of leasehold interests or the termination of leasehold interests to the extent that such termination would not result in an Event of Default,

(s)            sales or other dispositions of Rolling Stock Collateral in connection with a sale leaseback transaction not prohibited hereunder,

(t)            sales or other dispositions of assets which do not constitute Collateral not otherwise permitted in clauses (a) through (s) above so long as such sale or other disposition shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction; provided that the fair market value of assets subject to all such dispositions shall not exceed $50,000,000 (inclusive of the fair market value of all prior dispositions any time a Default or Event of Default exists) in the aggregate at any time a Default or Event of Default exists,

(u)           Permitted Xpress Global Sale, and

(v)           the sale of equity interests in the minority-owned entities listed on Schedule P-1.

“Permitted Holders” means (a) Max L. Fuller, Patrick E. Quinn, their spouses, their lineal descendants and spouses of their lineal descendants; (b) the estates of Persons described in clause (a); (c) trusts established for the benefit of any Person or Persons described in clause (a); and (d) corporations, limited liability companies, partnerships or similar entities 75% or more owned by any Person or Persons described in clauses (a) through (c).

“Permitted Indebtedness” means:

(a)  Indebtedness evidenced by the Agreement or the other Loan Documents,

(b)  Indebtedness set forth on Schedule 4.14 to the Agreement,

(c)  any Refinancing Indebtedness,

(d)  endorsement of instruments or other payment items for deposit,

(e)  Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

(f)  Indebtedness of the Administrative Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of Rolling Stock and other tangible personal or real property, including Capitalized Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets if secured by a Lien on any such assets prior to the acquisition thereof; provided that such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvements,

(g)  Indebtedness in respect of guarantees provided by the Administrative Borrower or any of its Subsidiaries relating to Administrative Borrower’s or any Subsidiary’s owner-operator tractor financing program; provided that the aggregate principal amount of Indebtedness permitted under this clause (g) shall not exceed $5,000,000 at any one time,

(h)  Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(i)  Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent, any Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by any Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrowers’ and their Subsidiaries’ operations and not for speculative purposes,

(k)  Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), or Cash Management Services (with respect to Cash Management Services, provided by the Revolving Lenders),

(l)  subject to the terms of the Intercreditor Agreement, Indebtedness in respect of the Term Loan Credit Agreement in an aggregate principal amount not to exceed the amount thereof provided for in the Intercreditor Agreement,

(m)  Indebtedness composing Permitted Investments,

(n)  unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(o)  unsecured Indebtedness of any Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Parent, such Borrower of the Equity Interests of Parent that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $2,500,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(p)  Indebtedness for all Subsidiaries of each Borrower that are CFCs; provided that such Indebtedness is not directly or indirectly recourse to any of the Loan Parties or of their respective assets,

(q)  accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness, and

(r)  any Refinancing Indebtedness in respect of such Indebtedness.

“Permitted Intercompany Advances” means Investments made by any Borrower in or to any Subsidiary and by any Subsidiary to any Borrower or in or to another Subsidiary; provided that (x) as of the date of any such Investments and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing and (y) the aggregate amount of Investments by Loan Parties in or to, and guarantees by Loan Parties of Indebtedness of any Subsidiary that is not a Subsidiary Loan Party (excluding all such Investments and guarantees existing on the Closing Date) shall not exceed (a) for all such Investments and guarantees made during periods when the 45 Day Average Excess Availability Conditions are satisfied on a pro forma basis both before and after giving effect to such Investments, an amount equal to $25,000,000 less the amount advanced under clause (b), and (b) for all such Investments and guarantees made during any period when the 45 Day Average Excess Availability Conditions are not satisfied, $2,000,000.

“Permitted Investments” means:

(a)  Investments in cash and Cash Equivalents,

(b)  Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d)  Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)  Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement,

(f)  guarantees permitted under the definition of Permitted Indebtedness,

(g)  Permitted Intercompany Advances,

(h)  Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i)  deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j)  loans and advances to employees and officers of a Borrower or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $1,000,000 at any one time,

(k)  (i) payroll and similar advances to employees, drivers, consultants or other service providers to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes, (ii) loans and advances to employees of the Borrowers or any of their Subsidiaries for any other purpose, (iii) loans and advances for driver education or training made in the ordinary course of business, and (iv) loans and advances in the ordinary course of business to any owner operator or similar individual performing services for the Borrowers or any of their Subsidiaries to finance the purchase or lease of equipment; provided that the aggregate amount of loans and advances made in accordance with this clause (k) shall not exceed $5,000,000 at any one time outstanding,

(l)  Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(m)  Investments made in captive insurance companies in an amount not to exceed the minimum amount of capitalization required pursuant to regulatory capital requirements provided that if such amount is greater than $10,000,000, Administrative Borrower shall provide to Agent a reasonably detailed description of the increased capital requirements,

(n)  additional Investments, so long as the 45 Day Average Excess Availability Conditions are satisfied on a pro forma basis both before and after giving effect to any such Investment, and

(o)  Permitted Acquisitions.

“Permitted Liens” means

(a)  Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b)  Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)  judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2 to the Agreement; provided that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)  the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)  purchase money Liens upon or in Rolling Stock or other tangible personal or real property to secure the purchase price or the cost of construction or improvement of such assets (including Liens securing any Capitalized Lease Obligations) or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such assets; provided that (i) such Lien secures Indebtedness permitted by clause (f) of the definition of Permitted Indebtedness, (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving, such fixed or capital assets,

(g)  Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)  Liens on amounts deposited to secure any Borrower’s and its Subsidiaries obligations in connection with worker’s compensation or other unemployment insurance,

(i)  Liens on amounts deposited to secure Parent, any Borrower’s and its Subsidiaries obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)  Liens on amounts deposited to secure Parent, any Borrower’s and its Subsidiaries reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business,

(k)  with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

(l)  non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)  Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)  rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)  Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)  other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $2,000,000, and

(r)  Liens, subject to the terms of the Intercreditor Agreement, in respect of the Term Loan Credit Agreement.

“Permitted Protest” means the right of any Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Tax Distributions” means cash dividends or distributions by Administrative Borrower to Parent (for further distribution to shareholders of Parent) with respect to each taxable year during which Parent is a Subchapter S Corporation in an amount not to exceed the aggregate of the maximum federal and state income tax liability of the shareholders of Parent (assuming that all of such shareholders are taxed at the maximum permissible federal and applicable state rates of such partners or members) attributable to the taxable income of Administrative Borrower for such taxable year, computed in accordance with the Code.

“Permitted Xpress Global Sale” has the meaning specified therefor in the Term Loan Credit Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Post-Increase Revolving Lenders” has the meaning specified therefor in Section 2.14 of the Agreement.

“Pre-Increase Revolving Lenders” has the meaning specified therefor in Section 2.14 of the Agreement.

“Prepayment” has the meaning specified therefor in Section 6.6(a) of the Agreement.

“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a)  with respect to a Revolving Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Revolving Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Revolving Lender by (ii) the aggregate Revolving Loan Exposure of all Revolving Lenders,

(b)  with respect to a Revolving Lender’s obligation to participate in the Letters of Credit, with respect to such Revolving Lender’s obligation to reimburse Issuing Bank, and with respect to such Revolving Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Revolving Lender by (ii) the aggregate Revolving Loan Exposure of all Revolving Lenders; provided that if all of the Revolving Loans have been repaid in full and all Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Commitments had not been terminated and based upon the Commitments as they existed immediately prior to their termination,

(c)  [reserved], and

(d)  with respect to all other matters and for all other matters as to a particular Revolving Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Revolving Lender by (ii) the aggregate Revolving Loan Exposure of all Revolving Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Qualified ECP Guarantor” means, in respect of any Hedge Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Obligation or grant of the relevant security interest becomes effective with respect to such Hedge Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” means and refers to any Equity Interests issued by Parent (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Reaffirmation Agreement” means that certain Reaffirmation Agreement, dated as of the date hereof, between the Loan Parties, other Subsidiaries of Administrative Borrower and Agent, for the benefit of Agent and the Revolving Lenders and the other holders of the Obligations.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower or one of its Subsidiaries and the improvements thereto.

“Real Property Collateral” means (a) the Real Property identified on Schedule R-1 to the Agreement and (b) any Real Property hereafter acquired by any Borrower or one of its Subsidiaries with a fair market value in excess of $ 2,500,000.

“Real Property Survey” means an ALTA survey has been delivered for which all necessary fees have been paid and which is dated no more than 30 days prior to the date on which the applicable Mortgage is recorded, certified to Agent and the issuer of the title insurance policy in a manner reasonably satisfactory to Agent by a land surveyor duly registered and licensed in the state in which real estate is located and acceptable to Agent, and shows all buildings and other improvements, any offsite improvements, the location of any easements, parking spaces, rights of way, building setback lines and other dimensional regulations and the absence of: (a) encroachments, either by such improvements or on to such property, which have not been cured or insured over and (b) and other defects which have not been cured or insured over, other than encroachments and other defects acceptable to Agent.

“Receivable Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Reference Period” has the meaning set forth in the definition of EBITDA.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto; provided that Rolling Stock and Real Property that is not Collateral after such refinancing may be refinanced at fair market value,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Revolving Lenders,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Revolving Lender, (b) an Affiliate of a Revolving Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Revolving Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Lenders” means, at any time, the Revolving Lenders having or holding more than 50% of the sum of the aggregate Revolving Loan Exposure of all Lenders; provided that at any time there are 2 or more Revolving Lenders, “Required Lenders” must include at least 2 Revolving Lenders (who are not Affiliates of one another); provided, further that the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders;

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, Landlord Reserves, Rolling Stock Reserves, Bank Product Reserves and Mexico Rolling Stock Reserve) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that any Borrower or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by any Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by any Loan Party (including any payment in connection with any merger or consolidation involving a Loan Party) or to the direct or indirect holders of Equity Interests issued by any Loan Party in their capacity as such, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving any Loan Party) any Equity Interests issued by any Loan Party.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage (excluding any amount subject to Letter of Credit Collateralization).

“Revolving Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Bank and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Revolving Lenders” means each of the Revolving Lenders or any one or more of them.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Commitments, the amount of such Revolving Lender’s Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Revolving Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement and, for the avoidance of doubt, shall include Protective Advances and Overadvances.

“Rolling Stock” means all trucks, trailers, tractors, service vehicles, vans, pick-up trucks, forklifts, wheel loaders and other mobile equipment and other vehicles, wherever located, except for automobiles used by the Loan Parties’ employees.

“Rolling Stock Collateral” means all Rolling Stock constituting Collateral.

“Rolling Stock Collateral Administrator” means VINtek, Inc., a Pennsylvania corporation, and its successors and assigns, together with any substitute or supplemental collateral custodian acceptable to Agent.

“Rolling Stock Custodian Agreements” means, collectively, the following: (a) the Custodial Administration Agreement, to be entered by and among Agent, Rolling Stock Collateral Administrator and the Loan Parties, and (b) all of the other agreements, documents and instruments now or at any time hereafter executed and/or delivered in connection therewith or related thereto, in each case in form and substance satisfactory to Agent.

“Rolling Stock Reserve” means $10,000,000, subject to removal by Agent in its Permitted Discretion based upon its satisfactory review of the lien notation process, but in any event to be removed proportionately with receipt by the Rolling Stock Collateral Administrator of the titles with proper lien notations; provided that Agent shall not establish any Reserves in respect of Rolling Stock until such time as the Borrowing Base includes the asset class described in clause (b) under the definition thereof.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Shared ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Sole Book Runner” has the meaning set forth in the preamble to the Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“SunTrust Credit Facility” means that certain Second Amended and Restated Revolving Credit and Term Loan Agreement, dated as of May 31, 2013 (as amended or modified from time to time on or prior to the Closing Date), among USX, the guarantors party thereto, the Revolving Lenders party thereto and Sun Trust Bank, as administrative agent.

“Supermajority Revolving Lenders” means, at any time, Revolving Lenders having or holding more than 66 2/3% of the sum of the aggregate Revolving Loan Exposure of all Revolving Lenders; provided that (i) the Revolving Loan Exposure of any Revolving Lender that is a Defaulting Lender shall be disregarded in the determination of the Supermajority Revolving Lenders, and (ii) at any time there are 2 or more Revolving Lenders, “Supermajority Revolving Lenders” must include at least 2 Revolving Lenders (who are not Affiliates of one another).

“Swing Lender” means Wells Fargo or any other Revolving Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Revolving Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Revolving Lender, such Revolving Lender’s Pro Rata Share of the Swing Loans on such date.

“Syndication Agent” has the meaning specified therefor in the preamble to the Agreement.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Loan Agent” means Wilmington Trust, National Association, as administrative agent and collateral agent under the Term Loan Credit Agreement, together with any successor appointed in accordance with the terms of the Term Loan Credit Agreement.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement among USX, the lenders party thereto, the Term Loan Agent, and certain other parties party thereto dated as of May 30, 2014, as such Term Loan Credit Agreement may be amended, restated, supplemented, modified, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement.

“Term Loan Standstill” has the meaning specified therefor in Section 8.6 of the Agreement.

“Test Period” means the trailing twelve month period of the Borrowers most recently ended on or prior to such date of determination and for which financial statements have been, or required to have been, delivered to the Agent.

“Title Insurance” means mortgage title insurance commitments for adequately protected and fully-paid valid title insurance with endorsements and in amounts acceptable to Agent in its Permitted

Discretion, insuring that Agent, for the benefit of the Lender Group, shall have a perfected first priority Lien on such real property, evidence of which shall have been provided in form and substance reasonably acceptable to Agent.

“Trademark Security Agreement” has the meaning specified therefor in the Guaranty and Security Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.

“USX” has the meaning specified therefor in the preamble to the Agreement.

“Value” shall mean, as determined by Agent in good faith, with respect to Rolling Stock, net book value as reported by Borrowers to Agent in accordance with GAAP; provided that for purposes of the calculation of the Borrowing Base, the Value of the Rolling Stock shall not include (a) the portion of the value Rolling Stock equal to the profit earned by any Affiliate of Administrative Borrower on the sale thereof to any Borrower or (b) write-ups or write-downs in value with respect to currency exchange rates.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” means liability with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Schedule 3.1

The obligation of each Revolving Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Revolving Lender (the making of such initial extension of credit by any Revolving Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

(a)                                 the Closing Date shall occur on or before May 30, 2014;

(b)                                 Agent shall have received a letter duly executed by each Loan Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c)                                  Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements;

(d)                                 Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i)                           this Agreement;

(ii)                        a completed Borrowing Base Certificate;

(iii)                     the Controlled Account Agreements (as defined in the Guaranty and Security Agreement);

(iv)                    the Fee Letter;

(v)                       the Flow of Funds Agreement;

(vi)                    the Guaranty and Security Agreement;

(vii)                 a Reaffirmation Agreement;

(viii)              the Intercreditor Agreement;

(ix)                    a Perfection Certificate;

(x)                       the Term Loan Credit Agreement and the other Loan Documents (as defined in the Term Loan Credit Agreement);

(xi)                    a pay-off letter in respect of the Term Loans under the Existing Credit Agreement; and

(xii)                 a pay-off letter in respect of the SunTrust Credit Facility.

(e)                                  As of the Closing Date, the Loan Parties and their subsidiaries shall have no outstanding indebtedness other than Permitted Indebtedness;

(f)                                   Agent shall have received a certificate from the Secretary or Assistant Secretary (or other authorized officer or member if no Secretary or Assistant Secretary exists) of each Loan Party (i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party, (ii) authorizing specific officers or members of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(g)                                  Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (i) certified by the Secretary or Assistant Secretary (or other authorized officer or member if no Secretary or Assistant Secretary exists) of such Loan Party, and (ii) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official;

(h)                                 Agent shall have received a certificate of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(i)                                     Agent shall have received a certificate of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

(j)                                    Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.6 of the Agreement, the form and substance of which shall be satisfactory to Agent;

(k)                                 Agent shall have received the following legal opinions in form and substance satisfactory to Agent:

(i)                           Legal opinion of Scudder Law Firm, P.C., L.L.O.

(ii)                        Legal opinion of Lewis Roca Rothgerber LLP; and

(iii)                     Legal opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC;

(l)                                     Borrowers shall have Excess Availability after giving effect to the initial extensions of credit under the Agreement (excluding the Excess Availability covenant and the payment of all fees and expenses and any reserve for duplicate letters of credit pending release) of not less than $55,000,000;

(m)                             Agent shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit and review of Parent, Administrative Borrower and its Subsidiaries’ books and records and verification of each Loan Party’s representations and warranties to Lender Group, including with respect to its Accounts (ii) field examinations and appraisals, (iii) a review of Parent, Administrative Borrower and its Subsidiaries’ material agreements, and (iv) lien searches, the results of which shall be satisfactory to Agent;

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(n)                                 Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Loan Party, and (ii) OFAC/PEP searches and customary individual background searches for each Loan Party’s senior management and key principals,  the results of which shall be satisfactory to Agent;

(o)                                 Agent shall have received a set of Projections of Borrowers for the 5 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(p)                                 Borrowers shall have paid all invoiced Lender Group Expenses incurred in connection with the transactions evidenced by the Agreement and the other Loan Documents;

(q)                                 Agent shall have received a solvency certificate of the Chief Financial Officer of the Administrative Borrower, in form and substance satisfactory to it, certifying as to the solvency of the Loan Parties;

(r)                                    Parent, Administrative Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority or any other third parties in connection with the execution and delivery by Parent, Administrative Borrower and or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby (including shareholder approvals, necessary or, in the reasonable opinion of Agent, advisable in connection with the Transactions, which shall all be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated thereby);

(s)                                   no Default or Event of Default under the Loan Documents shall have occurred or shall result from the making of the Loans and other extensions of credit by the Revolving Lenders;

(t)                                    the representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on the Closing Date; and

(u)                                 all other documents and legal matters in connection with the transactions contemplated by the Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

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Schedule 5.1

Financial Statements, Reports, Certificates

Deliver to Agent (and if so requested by Agent, with copies for each Revolving Lender) each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days ((x) 45 days in the case of a month that is the end of one of Administrative Borrower’s first three fiscal quarters and (y) 60 days in the case of a month that is the end of Administrative Borrower’s fourth fiscal quarter) after the end of each month during each of Administrative Borrower’s fiscal years,

(a) an unaudited consolidated balance sheet, income statement, statement of cash flow and shareholders’ equity covering Parent’s, Administrative Borrower’s and its Subsidiaries’ operations during such period and compared to the prior period and plan, together with a corresponding discussion and analysis of results from management,

(b) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable (in the case of the year-end monthly certificate, noting that the calculations that therein are subject to change based on results of the audit),

(c) a calculation of the Fixed Charge Coverage Ratio that is required to be delivered under the Term Loan Credit Agreement, and

(d) any compliance certificate delivered under the Term Loan Credit Agreement.

Note: SEC filings will satisfy for fiscal quarter months.

as soon as available, but in any event within 120 days after the end of each of Administrative Borrower’s fiscal years,

(e) consolidated financial statements of Parent, Administrative Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Article 7 of the Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity, and, if prepared, such accountants’ letter to management),

(f) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at EBITDA to the extent applicable,

(g) a calculation of the Fixed Charge Coverage Ratio that is required to be delivered under the Term Loan Credit Agreement, and

(h) any compliance certificate delivered under the Term Loan Credit Agreement.

as soon as available, but in any event within 30 days after the start of each of Administrative Borrower’s fiscal years,

(i) copies of Administrative Borrower’s Projections, in form and substance reasonably consistent with the projections provided to Agent prior to closing (including as to scope and underlying assumptions) for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Administrative Borrower as being the Company’s good faith estimate of the financial performance of Administrative Borrower during the period covered thereby.

if and when filed by Parent and/or Administrative Borrower,

(j) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and

(k) any other filings made by Parent and/or Administrative Borrower with the SEC.

Note: Both of the above being satisfied upon filing with the SEC.

promptly, but in any event within 3 Business Days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(l) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on Parent, Borrower or any of its Subsidiaries,

(m) notice of all actions, suits, or proceedings brought by or against Parent, Administrative Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Effect.

upon the request of Agent,	(n) any other information reasonably requested relating to the financial condition of Parent, Administrative Borrower or its Subsidiaries.

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Schedule 5.2

Collateral Reporting

Provide Agent (and if so requested by Agent, with copies for each Revolving Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 15th day of each month) or, if at any time Excess Availability is less than the greater of (x) 15% of the Maximum Revolver Amount and (y) $20,250,000 or an Event of Default has occurred and is continuing, then Weekly (no later than the Wednesday of the following week) until such time as Excess Availability has at all times been greater than the greater of 15% of the Maximum Revolver Amount and $20,250,000 for forty-five (45) consecutive days

(a) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Parent’s, Administrative Borrower’s and its Subsidiaries’ Accounts,

(b) copies of credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of a material amount determined in the sole Permitted Discretion of Agent, from time to time,

(c) an executed Borrowing Base Certificate,

(d) a detailed aging, by total, of Administrative Borrower’s and its Subsidiaries’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Administrative Borrower and its Subsidiaries have implemented electronic reporting),

(e) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Administrative Borrower and its Subsidiaries have not implemented electronic reporting,

(f) a summary aging, by vendor, of Parent’s, Administrative Borrower’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Administrative Borrower and its Subsidiaries have implemented electronic reporting) and an aging, by vendor, of any held checks,

(g) a detailed report regarding Parent’s, Administrative Borrower’s and its Subsidiaries’ cash and Cash Equivalents, and

(h) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Administrative Borrower’s and its Subsidiaries’ general ledger.

Monthly (no later than the 15th day of each month)

(i) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records; provided that if at any time Excess Availability is less than the greater of (x) 15% of the Maximum Revolver Amount and (y) $20,250,000 or an Event of Default has occurred and is continuing, the Administrative Borrower shall deliver an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records on a weekly basis until such time as Excess Availability has at all times been greater than the greater of 15% of the Maximum Revolver Amount and $20,250,000 for forty-five (45)

consecutive days,

Monthly (no later than the 30th day of each month)

(j) a reconciliation of Accounts and trade accounts payable of Administrative Borrower’s and its Subsidiaries’ general ledger accounts to its monthly financial statements including any book reserves related to each category, and

(k) only to the extent that Rolling Stock Collateral constitutes part of the Borrowing Base, with respect to the Rolling Stock Collateral, a certificate setting forth, as of the end of the previous month and for the portion of the fiscal year then ended, certified by an appropriate officer of the Loan Parties as true and correct, (1) a summary report of the Rolling Stock Collateral, indicating changes in value and depreciation amounts, (2) a list of all Rolling Stock received in exchange for or in substitution of Rolling Stock Collateral during such period or otherwise acquired during such period to the extent constituting Rolling Stock Collateral, in each case setting forth the following information: the date of acquisition, the manufacturer, the year made, the model, the vehicle identification number (or other similar serial number), the state in which it is licensed, the license number, the owner, state in which it is titled and the certificate of title or ownership identification number, together with a copy of the invoice, purchase order, registration or other document setting forth the vehicle identification number of such vehicle, (3) a list of Rolling Stock Collateral sold or contracted for sale during such period, including the purchase price of such Rolling Stock Collateral and the Net Orderly Liquidation Value of such Rolling Stock Collateral (4) the amount spent on such purchases or acquisitions during such period, (5) a report reconciling the records of the Loan Parties against the most recent report of the Rolling Stock Collateral Administrator with respect to the Rolling Stock Collateral, (6) a report summarizing any Rolling Stock constituting Rolling Stock Collateral materially damaged since the most recently delivered appraisal which has not been used or usable in the ordinary course due to a damaged or inoperable condition and such condition has existed for any thirty (30) consecutive day period (including the manufacturer of such Rolling Stock, the year made, the model, the vehicle identification number the state in which it is licensed and the license number), (7) a report summarizing all taxes and title fee which will become due and payable in respect of the Rolling Stock Collateral in the immediately succeeding six (6) month period, and (8) such other further information related thereto as Agent may reasonably request);

Quarterly

(l) a report regarding Parent’s, Administrative Borrower’s and its Subsidiaries’ accrued, but unpaid, ad valorem taxes, and

(m) only to the extent that Rolling Stock Collateral constitutes part of the Borrowing Base, no later than 5 Business Days after the end of each fiscal quarter, Mexico Rolling Stock Reserve Percentage supported with detailed calculations thereof; provided that if at any time Excess Availability is less than the greater of (x) 15% of the Maximum Revolver Amount and (y) $20,250,000 or an Event of Default has occurred and is continuing, then monthly (no later than the 15th of the following month) until such time as Excess Availability has at all times been greater than the greater of 15% of the Maximum Revolver Amount and $20,250,000 for forty-five (45) consecutive days.

Annually	(n) a detailed list of Parent’s, Administrative Borrower’s and its Subsidiaries’ customers, with billing address and contact information.

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(o) (i) either from and after the date Rolling Stock Collateral constitutes part of the Borrowing Base or (ii) if delivered in respect of the Term Loan Credit Agreement, a Perfection Certificate or a supplement to the Perfection Certificate.

Upon request by Agent	(p) such other reports as to the Collateral or the financial condition of Parent, Administrative Borrower and its Subsidiaries, as Agent may reasonably request.

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